Exhibit 4.9

PORTIONS OF THIS AGREEMENT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934; [***] DENOTES OMISSIONS.

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

INCREDIMAIL LTD.

and

INCREDIMAIL, INC.

and

SEDER MERGER, INC.

and

SMILEBOX, INC.

and

ANDREW WRIGHT

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS THE SHAREHOLDER REPRESENTATIVE

___________________________

Dated as of July 31, 2011

___________________________

 - i -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 31, 2011, by and among INCREDIMAIL LTD., a company organized under the laws of Israel (“Parent”), INCREDIMAIL INC., a corporation organized under the laws of Delaware wholly owned by Parent (“Purchaser”), SEDER MERGER INC., a corporation organized under the laws of Washington wholly owned by Purchaser (“Merger Sub”), SMILEBOX, INC., a corporation organized under the laws of Washington (the “Company”), ANDREW WRIGHT (“Founder”) and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as agent of the Participating Securityholders (the “Shareholder Representative”).  Certain other capitalized terms used in this Agreement are defined below or in Exhibit A.

W I T N E S S E T H:

WHEREAS, Parent, Purchaser, Merger Sub and the Company have approved the acquisition of the Company by Purchaser, by means of the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors and the requisite shareholders of the Company (the “Shareholders”) have approved the Merger upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Purchaser, Merger Sub, Founder and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation thereof; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.	THE MERGER.

1.1              The Merger.  At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Washington Business Corporation Act (the “WBCA”), Merger Sub shall be merged with and into the Company (the “Merger”).  Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

1.2              Effective Time.  Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below): (a) Articles of Merger in substantially the form of Exhibit B (the “Articles of Merger”) shall be duly executed and thereafter delivered to the Secretary of State of the State of Washington for filing pursuant to Section 23B.11.050 of the WBCA; and (b) the parties shall make such other filings with the Secretary of State of the State of Washington as shall be necessary to effect the Merger.  The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Washington in accordance with Section 23B.11.050 of the WBCA or such later time as Purchaser and the Company may agree upon and as may be set forth in the Articles of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

1.3              Closing of the Merger.  The closing of the Merger (the “Closing”) shall take place at a time and on a date, as agreed to by the parties, which shall be no later than one Business Day after satisfaction (or waiver) of the latest to occur of the conditions set forth in Sections 7 and 8 (the “Closing Date”), at the offices of Goldfarb Seligman & Co., 98 Yigal Alon Street, Tel-Aviv, Israel, unless another time, date or place is agreed to in writing by the parties hereto. The parties (other than the Shareholder Representative) shall use their best efforts to cause the conditions set forth in Sections 7 and 8 to be satisfied within twelve Business Days after the date hereof.

1.4              Effects of the Merger.  The Merger shall have the effects set forth in the WBCA.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers, patents, trademarks, licenses, registrations, franchises, cash and other assets of every kind and description of the Company and Merger Sub shall be transferred to, vest in and devolve upon the Surviving Corporation without further act or deed, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. At any time, or from time to time, after the Effective Date, the last acting officers of Merger Sub, or the corresponding officers of Surviving Corporation, may, in the name of Merger Sub, execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as Surviving Corporation may deem necessary or desirable in order to vest in and conform to Surviving Corporation title to and possession of any property of Merger Sub acquired or to be acquired by reason of or as a result of the Merger herein provided for and otherwise to carry out the intents and purposes hereof, and the proper officers and directors of Surviving Corporation are fully authorized in the name of Merger Sub or otherwise to take any and all such action.

1.5              Articles of Incorporation and Bylaws. The Articles of Incorporation of the Surviving Corporation in effect at the Effective Time will be amended and restated as set forth on Exhibit A to the Articles of Merger until further amended in accordance with applicable law.  The Bylaws of the Surviving Corporation shall be the Bylaws of the Company immediately prior to the Effective Time until further amended in accordance with applicable law.

1.6              Directors.  The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.

1.7              Officers.  The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified.

1.8              Conversion of Shares.

   (a)                At the Effective Time:

(i)     (A)           Each share (a “Series A Preferred Share”) of the Company’s Series A Preferred Stock, $0.001 par value, outstanding at the Effective Time, but excluding Dissenting Shares (as defined in Section 1.11 hereof) and Excluded Shares (as defined in Section 1.8(a)(ii) hereof), shall by virtue of the Merger and without any action on the part of any party hereto or any holder thereof, be converted into the right to receive cash in the per share amount calculated as set forth on the spreadsheet (the “Signing Spreadsheet”) attached hereto as Exhibit C) (the “Series A Amount”), subject to adjustments and payable as provided in this Agreement.

(B)           Each share (a “Series B Preferred Share” and, together with the Series A Preferred Shares, the “Preferred Shares” or the “Preferred Stock”) of the Company’s Series B Preferred Stock, $0.001 par value, outstanding at the Effective Time, but excluding Dissenting Shares and Excluded Shares, shall by virtue of the Merger and without any action on the part of any party hereto or any holder thereof, be converted into the right to receive cash in the per share amount calculated as set forth in the Signing Spreadsheet (the “Series B Amount” and, together with the Series A Amount, the “Preferred Amount”)), subject to adjustments and payable as provided in this Agreement.

(C)           Each share (a “Common Share” and, together with the Preferred Shares, each a “Share”) of the Company’s common stock, $0.001 par value (“Company Common Stock” and, together with the Preferred Stock, the “Company Capital Stock”), outstanding at the Effective Time, including Common Shares issued prior to the Effective Time upon exercise of Company Stock Options or Company Warrants or other convertible securities, but excluding Dissenting Shares and Excluded Shares, shall by virtue of the Merger and without any action on the part of any party hereto or any holder thereof, be converted into the right to receive cash in the per share amount calculated as set forth in the Signing Spreadsheet (the “Common Amount” and, with respect to the Preferred Shares, together with the applicable Preferred Amount, the “Share Amount”), subject to adjustments and payable as provided in this Agreement.

(D)           Neither Parent nor Purchaser shall assume outstanding Company Stock Options, or issue any securities in exchange therefor, in connection with the transactions contemplated hereby.  Immediately prior to the Effective Time and subject to consummation of the Merger and the terms and conditions of this Agreement, the vesting of all outstanding Company Stock Options shall be accelerated in full and at the Effective Time, each then outstanding Company Stock Option shall terminate, and the holder thereof shall have the right to receive a cash payment in the amount equal to the product of (y) the Net Value of each In-the-Money Option (as defined in Section 1.10(a) below)  (the “Option Net Value”) and (z) the number of shares of Common Stock subject thereto (such product, the “Option Amount”), less any applicable Tax withholding, which the parties agree shall be a payment on a “change in the ownership” (as defined in Treasury Reg. Section 1.409A-3(i)(5)(v)) of the Company.  The Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 1.8(a)(i)(D) under the Stock Option Plans, Company Stock Option agreements and any other applicable plan or arrangement of the Company.

(E)           Prior to the Effective Time, the Company shall amend each outstanding Company Warrant (and/or otherwise take all necessary and appropriate actions) to provide that, subject to consummation of the Merger and the terms and conditions of this Agreement, at the Effective Time, each then outstanding Company Warrant shall terminate, and the holder thereof shall have the right to receive the consideration equal to the product of (y) the Net Value of each In-the-Money Warrant (the “Warrant Net Value”) and (z) the number of shares of Company Capital Stock subject thereto (such product, the “Warrant Amount”),” less any applicable Tax withholding.

(F)           The Share Amounts set forth in the Signing Spreadsheet are an estimate only, and the actual Share Amounts to be paid to the Shareholders, Optionholders and Warrantholders shall be as set forth in the Closing Spreadsheet (as defined in Section 6.7).

(G)           The maximum consideration payable as set forth in this Agreement in connection with the Merger for all of the issued and outstanding capital stock of the Company on a Fully Diluted Basis as of the Closing Date shall be forty million U.S. Dollars ($40,000,000) (the “Maximum Merger Consideration”), of which up to (i) twenty-five million U.S. Dollars ($25,000,000) shall be payable at the Closing (the “Closing Payment”), (ii) seven million U.S. Dollars ($7,000,000) shall be payable pursuant to Section 1.9(d) (the “Deferred Payment”) and (iii) eight million U.S. Dollars ($8,000,000) shall be payable pursuant to Section 1.13 (the “Contingent Payment”), subject to downward adjustment and payable as provided in this Agreement.  Such payments shall be made in cash, except that 10% of the Merger Consideration (as defined in Section 1.9(a) hereof) payable for the Founder (as defined in Exhibit A hereto) as part of each of the Closing Payment, the Deferred Payment and the Contingent Payment shall be paid in the form of Parent Shares (as defined in Exhibit A hereto) at the Market Value thereof (as defined in Exhibit A hereto) (each such payment for the Founder in the form of Parent Shares being referred to herein as the “Founder Share Consideration”). Notwithstanding anything contained herein to the contrary, in no event shall the Maximum Merger Consideration exceed the sum of (1) the product of the Series A Amount multiplied by the number of Series A Preferred Shares (the “Total Series A Amount”), (2) the product of the Series B Amount multiplied by the number of Series B Preferred Shares (the “Total Series B Amount”), (3) the product of the Common Amount multiplied by the number of Common Shares, (4) the sum of the Option Amount for all In-the-Money Options, (5) the sum of the Warrant Amount for all In-the-Money Warrants (the “Total Warrant Amount” and the sum of the Warrant Amount for the Preferred Warrant (as defined in Exhibit A) together with the Total Series A Amount and the Total Series B Amount, the “Total Preferred Share Amount”), in each case outstanding as of the Effective Time (including Dissenting Shares but excluding Excluded Shares) (the amounts in clauses (1) through (5) above, the “Total Share Amount”), (6) the Transaction Cost Amount and (7) the Working Capital Shortfall.  If the sum of the Total Share Amount plus the additional aggregate amounts referred to in clauses (6) and (7) above would exceed the Maximum Merger Consideration, then the Merger Consideration shall, for all purposes hereunder, be adjusted downward, dollar-for-dollar, by such aggregate amount and, consequently, each Preferred Amount and the Common Amount shall be adjusted downward proportionately (based on the proportion each such Preferred Amount, Common Amount, Option Net Value or Warrant Net Value bears to the Total Share Amount) to numbers such that such sum does not exceed the Maximum Merger Consideration.

(ii)    Each Share held in the treasury of the Company and each Share held by Parent, Purchaser, Merger Sub, any other subsidiary of Parent or Purchaser, or any subsidiary of the Company immediately prior to the Effective Time (“Excluded Shares”) will, by virtue of the Merger and without any action on the part of the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration will be delivered in exchange therefor.

(iii)   Each outstanding share of common stock of Merger Sub shall be converted into one (1) fully paid and non-assessable share of common stock of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time.

(b)                The merger consideration payable pursuant to this Agreement to each holder of Shares, Company Stock Options or Company Warrants (the “Merger Consideration”), including Dissenting Shares but excluding Excluded Shares, shall be the sum of (1) the product of the Series A Amount multiplied by the number of Series A Preferred Shares held by such holder, (2) the product of the Series B Amount multiplied by the number of Series B Preferred Shares held by such holder, (3) the product of the Common Amount multiplied by the number of Common Shares held by such holder, (4) the aggregate of the Option Amount for all In-the-Money Options held by such holder and (5) the aggregate of the Warrant Amount for all In-the-Money Warrants held by such holder (such sum for each holder in clauses (1), (2) and the Warrant Amount for the Preferred Warrant held by such holder, being referred to herein as such holder’s “Holder Preferred Share Amount”) and the sum for each holder in clauses (1) through (5) being referred to herein as such holder’s “Holder Share Amount”).

(c)                If between the date of this Agreement and the Effective Time, the number of outstanding shares of Company Common Stock, Preferred Stock, Company Stock Option  or Company Warrant is changed into a different number of shares or a different class or option, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares, or the like, the per Share amounts set out in Sections 1.8(a) and (b) and the Signing Spreadsheet will be correspondingly adjusted to reflect such change.

1.9          Payment for Shares; Escrow Fund.

(a)                At the Effective Time, Purchaser shall deposit with U.S. Bank National Association, a national banking association (the “Paying Agent”), for the benefit of the holders of Shares, In-the-Money Options and In-the-Money Warrants, excluding Dissenting Shares (and any Shares with respect to which dissenters’ rights have not terminated) and Excluded Shares, the Closing Payment, as follows:  (A) cash in an amount equal to twenty-five million U.S. Dollars ($25,000,000) less (i) the Transaction Cost Amount, (ii) the Working Capital Shortfall, (iii) any amount retained by Purchaser in respect of Dissenting Shares pursuant to Section 1.11(b) and (iv) the Market Value of the Founder Share Consideration; and (B) two certificates representing 90% and 10%, respectively, of the Founder Share Consideration.  The Closing Payment shall be allocated in the following order: (i) ten percent (10%) of the cash portion of the Closing Payment, as adjusted pursuant to Section 1.9(a)(A)(i) to (iii), (and any interest accruing thereon) and ten percent (10%) of the Founder Share Consideration shall constitute the “Escrow Fund” and shall be held by the Paying Agent, acting in its capacity as escrow agent pursuant to the Escrow Agreement, and applied for the payment of indemnification obligations under Article 10 hereof, (ii) fifty thousand U.S. Dollars ($50,000) shall be transferred to the Shareholder Representative and shall constitute the Representative Fund in accordance with Section 12.5 hereof, (iii) one hundred percent (100%) of the Total Preferred Share Amount shall be distributed to the holders of the Preferred Shares and the Preferred Warrant (the “Preferred Holders”), and (iv) the remaining cash portion of the Closing Payment (the “Common Merger Consideration”) and ninety percent (90%) of the Founder Share Consideration shall be distributed by the Paying Agent to the Shareholders, Optionholders and Warrantholders pursuant to Section 1.9(b) hereof (the sum of the amounts set forth in clauses (iii) and (iv), the “Distribution Amount”). The Company and the Purchaser shall each pay one-half of the fees and expenses of the Paying Agent.

(b)                Promptly after the Effective Time, the Paying Agent shall cause to be mailed to each Person who was, at the Effective Time, (i) a holder of record of Shares as set forth in the Closing Spreadsheet (excluding Dissenting Shares (and any Shares with respect to which dissenters’ rights have not terminated) and Excluded Shares) (each, a “Participating Shareholder”) a form of letter of transmittal in substantially the form of Exhibit D (which specifies that delivery shall be effected and risk of loss and title to the certificates shall pass only upon delivery of the certificates to Purchaser) and instructions for use in effecting the surrender of the certificates that, immediately prior to the Effective Time, represented any of such Shares, (ii) an Optionholder or a Warrantholder, a letter in a form reasonably acceptable to the Company and Purchaser, notifying such Person of the treatment of the applicable Company Options and Company Warrants in the Merger.  Upon surrender to the Paying Agent of such certificates (or affidavit of loss or destruction in lieu thereof, including any suitable bond or indemnity that may be required by Purchaser or the Paying Agent in its sole discretion), together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Paying Agent shall promptly, but in no event later than three Business Days thereafter cause to be paid to the respective Participating Shareholder entitled thereto an amount equal to (A) in the case of the holders of Series A Preferred Stock, Series B Preferred Stock and the Preferred Warrant, the product of the Total Preferred Share Amount multiplied by such Participating Shareholder’s Consideration Fraction for Preferred Stock (as defined in Exhibit A); and (B) in the case of the holders of Common Stock, the product of the Distribution Amount less the Total Preferred Share Amount multiplied by such Participating Shareholder’s Consideration Fraction (as defined in Exhibit A), less any required Tax (as defined in Exhibit A) withholdings (it being understood that any amounts to be distributed in respect of any Option Amount shall be delivered by the Paying Agent to Purchaser and Purchaser shall cause such amounts, less applicable withholding Taxes, to be disbursed to the applicable Optionholder); provided that if a Participating Shareholder delivers such certificates and properly completed letter of transmittal at least three Business Days prior to the Closing, the Paying Agent shall cause such payment to be made within three Business Days of the Closing Date.  Such payments (and the payments to be made pursuant to Sections 1.9(d) and 1.9(e) hereof) shall be made by wire transfer or check in accordance with the instructions, and delivered in person or by mail to the address, specified in the applicable letter of transmittal.  No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate.  If payment is to be made to a Person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the certificate surrendered or establish to the reasonable satisfaction of Purchaser that such Tax has been paid or is not applicable.  Purchaser or the Paying Agent, as applicable, may withhold and deduct any amounts paid in accordance with this Agreement for payment of all applicable deductions and withholding Taxes to the extent provided by applicable Legal Requirements, provided that Purchaser or the Paying Agent, as applicable, shall reduce such deduction or withholding in the event it is provided with certificates or other documentation, in form and substance reasonably satisfactory to Purchaser, evidencing any valid exemption from such deduction or withholding. Notwithstanding the foregoing, the Founder shall receive the Founder Share Consideration in lieu of cash in the amount of the Market Value thereof. At the request of the Paying Agent, the Shareholder Representative shall direct the Paying Agent with respect to the proper allocation of the Merger Consideration among the respective securityholders of the Company; for the avoidance of doubt, none of the Parent, Purchaser or the Surviving Company shall be liable for the allocation of the Merger Consideration among the respective securityholders of the Company.

(c)                After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of capital stock of the Company that were outstanding immediately prior to the Effective Time.

(d)                On the seven-month anniversary of the Closing Date, Purchaser shall deposit with the Paying Agent the Deferred Payment, as follows: (A) cash in the amount of seven million U.S. Dollars ($7,000,000), subject to adjustment as set forth in this Agreement, less the Market Value of the Founder Share Consideration; and (B) a certificate representing the Founder Share Consideration.  Ninety percent (90%) of each of the cash and Founder Share Consideration of the Deferred Payment, as adjusted if applicable, shall be distributed by the Paying Agent to the Participating Shareholders holding shares of Common Stock and the Optionholders holding In-the-Money Options and the Warrantholders holding In-the-Money Warrants other than the Preferred Warrant (each, a “Participating Securityholder”), and the balance shall be added to the Escrow Fund and shall be held by the Paying Agent, acting in its capacity as escrow agent pursuant to the Escrow Agreement, and applied for the payment of indemnification obligations under Article 10 hereof (it being understood that any amounts to be distributed in respect of any Option Amount shall be delivered by the Paying Agent to Purchaser and Purchaser shall cause such amounts, less applicable withholding Taxes, to be disbursed to the applicable Optionholder).  The Deferred Payment shall be subject to downward adjustment to the extent, if any, that the Company Net Working Capital (as defined in Section 1.12(a) hereof, substituting "Measurement Date" (as defined below) for "Closing Date") on any Measurement Date shall be less than two hundred sixty one thousand U.S. Dollars ($261,000) (the "Post-closing WC Adjustment").  The amount of the Post-closing WC Adjustment shall be determined based on the Measurement Date on which the Company Net Working Capital was the lowest of all the Measurement Dates, provided that the Post-Closing WC Adjustment shall not exceed seven hundred fifty thousand U.S. Dollars ($750,000).  A "Measurement Date" shall mean the last day of each calendar month ending after the Closing Date and on or prior to the seven-month anniversary of the Closing Date. The Shareholder Representative may object to Purchaser's calculation of the Post-closing WC Adjustment by providing written notice of such objection to Purchaser within 10 Business Days after receipt of such calculation.  Any disputes between Purchaser and the Shareholder Representative regarding the Post-closing WC Adjustment shall be resolved in the same manner as set forth in Section 1.12(e) and (f) hereof, mutatis mutandis, and the fees of the Reviewing Accountant, if applicable, shall be allocated in the same manner as set forth in Section 1.12(h) hereof, mutatis mutandis.  Purchaser shall be entitled to withhold any amount of Post-closing WC Adjustment that is in dispute until such dispute is resolved.  Notwithstanding the foregoing, in the event that, prior to the payment of the Deferred Payment, Parent publishes a consolidated balance sheet of Parent reflecting an aggregate amount of cash and cash equivalents and marketable securities of less than eight million U.S. Dollars ($8,000,000), then upon the written request of the Shareholder Representative, unless Parent presents the Shareholder Representative with evidence of an available credit line in an amount that, together with the foregoing amount, exceeds eight million U.S. Dollars ($8,000,000), the Deferred Payment shall become immediately due and payable; provided, however, that Purchaser may withhold from the Deferred Payment an amount equal to seven hundred fifty thousand U.S. Dollars ($750,000) for the purpose of making the Post-Closing WC Adjustment, and the amount by which such withheld amount exceeds the amount of the Post-closing WC Adjustment, if any, shall be deposited with the Paying Agent on the seven-month anniversary of the Closing Date in the same manner as set forth in the first sentence of this Section 1.9(d), subject to Purchaser's right to withhold the amount in dispute, if any, until such dispute is resolved.  Promptly following the receipt of the Deferred Payment by the Paying Agent, but in no event later than three Business Days thereafter, the Paying Agent shall cause each Participating Securityholder to receive its portion of the distributable portion of the Deferred Payment, which shall equal the product of the distributable portion of the Deferred Payment multiplied by such Participating Securityholder’s Consideration Fraction, less any required Tax withholdings.

(e)                (i)     Promptly following the final determination of the amount of the Contingent Payment pursuant to Section 1.13 of the Merger Agreement, Purchaser shall transfer such amount, if any, to the Paying Agent.  Ninety percent (90%) of each of the cash and Founder Share Consideration of the Contingent Payment, if any, shall be distributed by the Paying Agent to the Participating Securityholders, and the balance shall be added to the Escrow Fund and shall be held by the Paying Agent, acting in its capacity as escrow agent pursuant to the Escrow Agreement, and applied for the payment of indemnification obligations under Article 10 hereof, provided, however, that the amount of the Contingent Payment to be added to the Escrow Fund shall be reduced (and distributed instead to the Participating Securityholders) to the extent that the Deferred Payment was reduced pursuant to Section 10.7(a) below.  Promptly following the payment of the Contingent Payment, if any, but in no event later than three Business Days thereafterthe Paying Agent shall cause each Participating Securityholder to receive its portion of the distributable portion of the Contingent Payment, which shall equal the product of the distributable portion of the Contingent Payment multiplied by such Participating Securityholder’s Consideration Fraction, less any required Tax withholdings (it being understood that any amounts to be distributed in respect of any Option Amount shall be delivered by the Paying Agent to Purchaser and Purchaser shall cause such amounts, less applicable withholding Taxes, to be disbursed to the applicable Optionholder).

(f)                 One hundred and eighty (180) days following the Effective Time or the date of payment by Purchaser of the Deferred Payment or the Contingent Payment, as the case may be, Purchaser shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent that have not been disbursed to holders of certificates or agreements formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to Purchaser only as general creditors thereof with respect to the cash payable upon due surrender of their certificates or agreements.

(g)                Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.  The Surviving Corporation shall pay all charges and expenses in connection with the exchange of cash for Shares.

(h)                With respect to the Founder Share Consideration that is being held in escrow by the Paying Agent: (A) any dividends that are paid in respect thereof shall be held in escrow by the Paying Agent and released at the same time and to the same Person as the underlying Founder Share Consideration; and (B) all voting rights in respect thereof shall be exercised by the Paying Agent pursuant to a proxy granted by the Founder. The Paying Agent shall vote such Founder Share Consideration in favor of all proposals that the Board of Directors of Parent shall recommend to vote in favor.

1.10        Company Convertible Securities.

(a)                For purposes of this Agreement, “Stock Option Plans” means the Smilebox 2005 Stock Option Plan and the Smilebox 2007 Stock Plan; and “Company Stock Option” means each outstanding option to purchase shares of Company Common Stock under the Stock Option Plans.  “In-the-Money Options” means all Company Stock Options that have an exercise price in excess of the Common Amount as calculated pursuant to Section 1.10(b) below.  “In-the-Money Warrants” means all Company Warrants that have an exercise price in excess of the Common Amount as calculated pursuant to Section 1.10(b) below.

(b)                 Immediately prior to the Effective Time, each Company Stock Option and Company Warrant shall become fully vested and exercisable in full. The Option Amount for each In-the-Money Option and the Warrant Amount for each In-the-Money Warrant shall be included in the disbursement of the Closing Payment, Deferred Payment and Contingent Payment, if any, as and when such disbursements are made to the Participating Shareholders plus the applicable portion of any amounts required to be disbursed from the Escrow Fund and Representative Fund to the Participating Shareholders in accordance with the terms in Sections 1.9 and 12.5.  The Paying Agent shall pay by wire transfer of immediately available funds to the Surviving Corporation within three (3) Business Days after the Closing, on each of the disbursement dates for the Deferred Payment and Contingent Payment and on the date of release of any amounts from the Escrow Fund for the benefit of the Optionholders of In-in-Money Options, and Purchaser shall cause the Surviving Corporation to pay to each Optionholder of In-the-Money Options within three (3) Business Days of each such date, the consideration that each such holder is entitled to receive with respect to such In-the-Money Option less any applicable Tax withholding.

(c)                For purposes of calculating In-the-Money Options and In-the-Money Warrants, the Common Amount shall be calculated based on the aggregate Merger Consideration paid through such payment date.  By way of illustration, if a Company Stock Option or Company Warrant is not an In-the-Money Option or In-the Money Warrant, respectively, at the time of the Closing but becomes an In-the-Money Option or In-the-Money Warrant as of the date the Deferred Payment shall be due and payable based on the sum of the Closing Payment Amount and the Deferred Payment Amount, such Company Stock Option or Company Warrant shall be an In-the-Money Option or In-the-Money Warrant, respectively, for purposes of the Deferred Payment and the Common Amount shall be as adjusted based on the sum of the Closing Payment and the Deferred Payment for purposes of determining the Option Net Value or Warrant Net Value, respectively.

1.11        Dissenting Shares.

(a)                Notwithstanding any provision of this Agreement to the contrary and to the extent available under the WBCA, Shares that are outstanding immediately prior to the Effective Time and that are held by any Shareholder who is entitled to demand and properly demands the appraisal for such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 23B.13 of the WBCA shall not be converted into, or represent the right to receive, the Merger Consideration. Any such Shareholder shall instead be entitled to receive payment for such Shareholder’s Dissenting Shares in accordance with the provisions of Section 23B.13 of the WBCA, provided, however, that all Dissenting Shares held by any Shareholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with the WBCA, or lost such Shareholder’s rights to appraisal of such shares under the WBCA, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Shares in the manner provided in Section 1.9 hereof.

(b)                The Company shall give Purchaser (i) prompt notice of any dissenters’ rights demands received by the Company for any Shares, withdrawals of such demands and any other instruments served pursuant to the WBCA and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, which shall not be unreasonably withheld, make any payment or agree to make any payment with respect to, or offer to settle or settle, any such demands. Each Dissenting Shareholder who, pursuant to the provisions of the WBCA, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor but only after the value therefor has been agreed upon or finally determined pursuant to such provisions.  Any portion of the Share Amount that would otherwise have been payable with respect to Dissenting Shares if such Shares were not Dissenting Shares will be retained by Purchaser.

1.12        Working Capital Adjustment.

(a)                Pursuant to Section 6.8 hereof, not less than two (2) Business Days prior to the Closing, the Company shall deliver to Purchaser a certificate executed by the principal financial officer of the Company (in his or her capacity as such) detailing the Company’s good faith best estimate of Company Net Working Capital, including a draft of the Company’s unaudited balance sheet as of the Closing Date prepared on a consistent basis with the Financial Statements (as defined in Section 2.4 hereof) (the “Company Net Working Capital Certificate”).  The Company Net Working Capital Certificate shall be prepared by the Company in accordance with GAAP consistently applied by the Company and in accordance with Schedule 1.12 and shall fairly and accurately present the Company’s good faith best estimate (based on reasonable assumptions) of the balance sheet of the Company and the estimated Company Net Working Capital as of the close of business on the Closing Date.  The Company Net Working Capital Certificate shall be used to reduce the Merger Consideration payable at the Closing to the extent, if any, that the amount of Company Net Working Capital set forth therein shall be less than $346,000 (the "Working Capital Target", and the amount of such deficiency, if any, being referred to herein as the “Working Capital Shortfall”).

“Company Net Working Capital” means (A) the Company’s total current assets as of the close of business on the Closing Date (as determined in accordance with GAAP consistently applied by the Company) less (B) the Company’s total current liabilities as of the close of business on the Closing Date (as determined in accordance with GAAP consistently applied by the Company).  The calculation of Company Net Working Capital shall be based on the Financial Statements and the methodology relating thereto is set forth in Schedule 1.12, which the parties agree will be the methodology used in determining the Company Net Working Capital.

(b)                Within 90 days after the Closing, Purchaser may object to the Company Net Working Capital calculations included in the Company Net Working Capital Certificate (the “NWC Calculations”) by delivering to the Shareholder Representative a certificate (the “Purchaser NWC Certificate”) executed by Purchaser’s Chief Financial Officer (in his or her capacity as such), or a representative thereof, setting forth Purchaser’s calculation of the Company Net Working Capital as of the close of business on the Closing Date and the amount by which Company Net Working Capital as calculated by Purchaser is less than the Company Net Working Capital set forth in the Company Net Working Capital Certificate.  Any Purchaser NWC Certificate shall be prepared in accordance with GAAP and in accordance with Schedule 1.12 and shall take into account any information not available to the parties at the time the Company Net Working Capital Certificate was delivered.

(c)                Following the delivery by Purchaser of the Purchaser NWC Certificate, the Shareholder Representative and his representatives shall be given such access as they may reasonably require during Purchaser’s normal business hours (or such other times as the parties may agree) and upon reasonable notice to those books and records of the Company in the possession of, and/or under the control of, Purchaser, and access to such personnel or representatives of the Company and Purchaser as they may reasonably require for the purposes of resolving any disputes or responding to any matters or inquiries raised concerning the Purchaser NWC Certificate and/or the calculation of the Company Net Working Capital.

(d)                The Shareholder Representative may object to the Company Net Working Capital calculations set forth in the Purchaser NWC Certificate by providing written notice of such objection to Purchaser within 20 Business Days after Purchaser’s delivery of the Purchaser NWC Certificate (the “Notice of Objection”).

(e)                 If the Shareholder Representative timely provides the Notice of Objection, then the parties shall confer in good faith for a period of up to 10 Business Days following Purchaser’s timely receipt of the Notice of Objection, in an attempt to resolve any disagreement, and any resolution by them shall be in writing and shall be final and binding.

(f)                 If, after such 10 Business Day period, the Shareholder Representative and Purchaser cannot resolve any such disagreement, then the parties shall engage an auditing firm acceptable to both the Shareholder Representative and Purchaser (the “Reviewing Accountant”) to review the NWC Calculations. Each of the parties to this Agreement shall, and shall cause their respective officers, directors, employees and representatives to, provide full cooperation to the Reviewing Accountant.  The Reviewing Accountant shall (i) act in its capacity as an expert and not as an arbitrator, (ii) consider only those matters as to which there is a dispute between the parties and (iii) be instructed to reach its conclusions regarding any such dispute within 30 days after its appointment and provide a written explanation of its decision.  In the event that Purchaser and the Shareholder Representative shall submit any dispute to the Reviewing Accountant, each such party may submit a “position paper” to the Reviewing Accountant setting forth the position of such party with respect to such dispute, to be considered by such Reviewing Accountant as it deems fit.  The Reviewing Accountant shall promptly determine the Company Net Working Capital and such determination shall be final and binding on the parties.

(g)                If the Company Net Working Capital, as determined pursuant to Section 1.12(b) (in the event there is no Notice of Objection), Section 1.12(e) or Section 1.12(f), as the case may be, is less than the Company Net Working Capital set forth in the Company Net Working Capital Certificate (such difference, the “Negative Adjustment Amount”), then the amount of the Deferred Payment shall be reduced by the amount of the Negative Adjustment Amount.

(h)            If the Company Net Working Capital as determined by the Reviewing Accountant is closer to the Company Net Working Capital as set forth in the Notice of Objection than to the Company Net Working Capital as set forth in the Purchaser NWC Certificate, then two-thirds of the fees and expenses of the Reviewing Accountant shall be borne by Purchaser and one-third thereof shall be borne by the Participating Securityholders by way of reduction of the Deferred Payment. Otherwise, one-third of such fees and expenses shall be borne by Purchaser and two-thirds thereof shall be borne by the Participating Securityholders by way of reduction of the Deferred Payment.

   (i)              Notwithstanding the foregoing, if the Deferred Payment shall be due and payable pursuant to Section 1.9(d) hereof prior to the final determination of Company Net Working Capital pursuant to this Section 1.12, then any amounts described in Section 1.12(g) and Section 1.12(h) as reducing the Deferred Payment, as reasonably estimated by Purchaser, shall be held by the Paying Agent and distributed upon the final determination of Company Net Working Capital.

1.13        Contingent Payment.

(a)           As part of the Merger Consideration, if the Company meets the financial and business performance criteria described in Section 1.13(h) hereof (the “Milestones”) during the Earn-out Period, then promptly following the final determination of the amount of the Contingent Payment in accordance with this Section 1.13, Purchaser shall deposit such amount with the Paying Agent, for the benefit of the holders of Shares in accordance with Section 1.9(e) hereof, as follows:  (A) the amount of the Contingent Payment in cash less the Market Value of the Founder Share Consideration; and (B) a certificate representing the Founder Share Consideration.  The “Earn-out Period” shall mean the period from October 1, 2011 to September 30, 2012.

(b)           Promptly following the expiration of the Earn-out Period, but in no event more than 45 days thereafter, Purchaser shall deliver to the Shareholder Representative a certificate setting forth, in reasonable detail, Purchaser’s calculation of the Company’s performance in respect of the Milestones during the Earn-out Period and the resulting amount of the Contingent Payment, if any (the “Earn-out Statement”).

(c)           Following the delivery by Purchaser of the Earn-out Statement, the Shareholder Representative and his representatives shall be given such access as they may reasonably require during Purchaser’s normal business hours (or such other times as the parties may agree) and upon reasonable notice to those books and records of the Company in the possession of, and/or under the control of, Purchaser, and access to such personnel or representatives of the Company and Purchaser as they may reasonably require for the purposes of confirming the Earn-out Statement.

(d)           Within 45 days following receipt of the Earn-out Statement (the “Milestone Objection Period”), the Shareholder Representative may object to the Earn-out Statement by delivering to Purchaser a certificate executed by the Shareholder Representative setting forth the Shareholder Representative’s calculation of Company’s performance in respect of the Milestones and the resulting amount of the Contingent Payment (the “Milestone Objection Notice”).  If the Shareholder Representative fails to deliver such Milestone Objection Notice within the Milestone Objection Period, then the calculation by Purchaser of the amount of the Contingent Payment shall be deemed finally determined.

(e)           However, if the Shareholder Representative delivers such Milestone Objection Notice within the Milestone Objection Period, then the dispute regarding such amount shall be resolved in the same manner as set forth in Section 1.12(e) and (f) hereof, mutatis mutandis.

(f)           Promptly following the final determination of the amount of the Contingent Payment, Purchaser shall pay such amount to the Paying Agent for distribution to the Participating Securityholders pursuant to Section 1.9(e).

(g)           If the amount of the Contingent Payment as determined by the Reviewing Accountant is closer to the amount as set forth in the Milestone Objection Notice than to the amount as set forth in the Earn-out Statement, then two-thirds of the fees and expenses of the Reviewing Accountant shall be borne by Purchaser and one-third thereof shall be borne by the Participating Securityholders by way of reduction of the Contingent Payment. Otherwise, one-third of such fees and expenses shall be borne by Purchaser and two-thirds thereof shall be borne by the Participating Securityholders by way of reduction of the Contingent Payment.  To the extent that the amount of the Contingent Payment is not high enough to absorb such reduction, the balance shall be considered Section 10.5 Damages.

(h)           Milestones:  Set forth below are the Milestones:

(i)             Net Revenue: The Company shall have generated Net Revenue during the Earn-out Period greater than***. “Net Revenue” shall mean the sales of the Company, net of taxes, commissions, allowances and fees, determined in accordance with GAAP, as consistently applied by the Company but excluding any Search Related Revenue.  “Search Related Revenue” shall mean revenue generated by Google (or other search-engine) searches performed by users of the Company’s products.

(ii)            New Installs: At least ***  new “PC” and “Mac” customers shall have installed the Company’s product (determined pursuant to the Company’s historical methodology consistently applied) (“New Installs”) during the Earn-out Period, provided that (i) such New Installs are acquired directly by the Company and not through third-party distribution or business development partnerships (“Direct Users”) and (ii) at least *** of the amount of the Company’s customer acquisition costs (“media buy”) (as determined pursuant to the Company’s historical methodology consistently applied) during the Earn-out Period will be spent in Canada, France, Germany, the United Kingdom and the United States.

(iii)           EBITDA: The Company shall have generated EBITDA during the Earn-out Period of at least *** while adhering to the Company’s business plan, a copy of which is attached hereto as Exhibit E, as may be revised with the approval by Parent (the “Business Plan”), without materially shifting resources among general and administrative expenses, sales and marketing expenses, and research and development expenses.  “EBITDA” shall mean net income plus the sum of the following expenses: interest, tax and depreciation and amortization, determined in accordance with GAAP, as consistently applied by the Company but excluding any stock-based compensation expense, Search Related Revenue and Search Related Expenses.  “Search Related Expenses” shall mean the material expenses incurred to generate Search Related Revenue.

(iv)           Search Functionality:  The Company shall have maintained Search Functionality throughout the Earn-out Period.  “Search Functionality” shall mean that each new Windows PC Direct User of the Company’s product in English, during the process of download thereof, is offered Parent’s search service, as described in Schedule 1.13(h) attached hereto; provided, however, that during the first thirty days following the Effective Time, the Search Functionality shall be required to be maintained for the MSN channel only, and provided further that Search Functionality shall be implemented (i) for the Company's other channels as soon as practicable during such thirty-day period and (ii) in other languages and for Mac Direct Users of the Company's product as soon as practicable after being made available by Parent.  This milestone shall be deemed to be not satisfied if (A) Search Functionality does not function for three consecutive days and the Company fails to restore Search Functionality within seven days after it becomes aware of such problem or (B) Search Functionality does not function for an aggregate of 21 days during the Earn-out Period.

(i)            If all four of the Milestones shall have been met by the Company, then the amount of the Contingent Payment shall be the amount determined as follows:  the product of (x) eight million U.S. Dollars ($8,000,000), and (y) one minus a fraction, the numerator of which shall be *** minus the Net Revenue rounded to the nearest dollar (provided that the numerator shall not be lower than zero), and the denominator of which shall be ***; provided that the maximum Contingent Payment Amount shall be eight million U.S. Dollars ($8,000,000). For the avoidance of doubt, if any of the four Milestones is not met by the Company, then the amount of the Contingent Payment shall be zero.

1.14        Parent’s Undertakings.  Parent undertakes that:

(a)           During the Earn-out Period, it shall provide resources to the Company to enable the Company to meet the Milestones consistent with the Business Plan, provided, however, that if (i) the Company’s actual cumulative Net Revenue for any period of three consecutive calendar months during the Earn-Out Period is less than *** of the projected Net Revenue for such period set forth in the Business Plan or (ii) the Company's actual cumulative Net Revenue from the commencement of the Earn-out Period through the end of any calendar month shall be *** or more lower than the projected Net Revenue for such period set forth in the Business Plan, Parent shall be entitled to make changes to the Business Plan in its sole discretion, even if such changes adversely affect the Company's ability to meet the Milestones.

(b)           During the Earn-out Period, it shall use its best efforts to ensure that no covenants in its credit agreements or indentures will restrict its ability to pay the Deferred Amount or the Contingent Payment.

(c)           Until the payment of the Deferred Payment, it shall use its best efforts to maintain cash and cash equivalents and marketable securities in the aggregate amount of at least eight million U.S. Dollars ($8,000,000).

Section 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to and for the benefit of Parent, Purchaser and Merger Sub, as of the date hereof and as of the Closing as follows, subject to the exceptions set forth in the respective parts of the attached Disclosure Schedule corresponding to the section numbers below and such other sections in this Section 2 where the relevance of such disclosure is reasonably apparent on the face of such disclosure:

2.1          Due Organization; Etc.

(a)           The Company is a corporation duly incorporated and organized and validly existing under the laws of the State of Washington and has all requisite corporate power and authority to own and use its assets and conduct its business as now conducted and Currently Proposed to be Conducted.

(b)           Neither the Company nor any of its Subsidiaries have conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other than its own name.

(c)           Neither the Company nor any of its Subsidiaries is nor have they ever been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any foreign jurisdiction in which they conduct business.

(d)           Part 2.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s and the Subsidiaries’ board of directors, (ii) the names of the members of each committee of the Company’s and the Subsidiaries’ board of directors, and (iii) the names and titles of the Company’s and the Subsidiaries’ officers.

(e)           Except for the Entities set forth in Part 2.1(e) of the Disclosure Schedule, the Company does not own any interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity.  The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity.  The Company has not guaranteed and is not responsible or liable for any obligation of any Entity.  Part 2.1(e) of the Disclosure Schedule accurately sets forth the Company’s holdings in each of the Subsidiaries (including the percentage of the outstanding share capital represented by such holdings) and a description of each Subsidiary’s business, activities and operations.  Each Subsidiary is duly organized and validly existing under the laws of its incorporation, and each Subsidiary has full corporate power and authority to own, lease and operate its properties and assets to conduct its business as now being conducted.  Except as specified in Part 2.1(e) of the Disclosure Schedule, no person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of any Subsidiary or any component or portion thereof, or any increase or decrease in any of the foregoing.  The Company has no existing obligation or undertaking of any kind whatsoever to make additional contributions or investments in any of the Entities set forth in Part 2.1(e) of the Disclosure Schedule. The Subsidiaries of the Company are inactive and have no liabilities, contingent or otherwise.  For the purposes of the remainder of this Section 2, unless the context otherwise requires or indicates, all references to the “Company” shall include each Subsidiary.

2.2           Charter Documents; Records.  The Articles of Incorporation and Bylaws of the Company have been duly adopted by all necessary corporate action and procedures on the part of the Company and in accordance with all applicable laws. True, complete and correct copies of the Articles of Incorporation and Bylaws of the Company, including all amendments thereto, currently in effect (the “Charter Documents”) have been made available to Purchaser and are attached to this Agreement as Exhibit F and Exhibit G, respectively. The Company has made available to Purchaser accurate and complete copies of (1) the capital stock records of the Company, (2) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company, in each case, since its inception and (3) all material documents provided to members of the board of directors and such committees in connection with meetings thereof since January 1, 2010 excluding materials related to financing and merger scenarios with third parties.  There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records.  There has not been any violation of any of the provisions of the Company’s Articles of Incorporation or Bylaws, nor has the Company taken any action that is inconsistent with any resolution adopted by its shareholders, its board of directors or any committee thereof. The books of account, capital stock ledger, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with applicable law.

2.3          Capitalization.

(a)           The authorized capital stock of the Company as of the date hereof is, and except for the conversion of any Preferred Stock outstanding prior to the date hereof to Company Common Stock after the date hereof but prior to the Closing Date, on the Closing Date shall be:

(i)             5,233,605 shares of Preferred Stock, of which 2,020,438 shares have been designated Series A Preferred Stock, of which 2,020,438 shares are issued and outstanding immediately prior to the Closing, and of which 3,213,167 shares have been designated Series B Preferred Stock, 2,973,139 of which shares are issued and outstanding immediately prior to the Closing.  The rights, privileges and preferences of the Preferred Stock are as stated in the Charter Documents. All of the outstanding shares of Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii)            15,000,000 shares of Common Stock, of which 4,315,760shares are issued and outstanding immediately prior to the Closing.  All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance in all material respects with all applicable federal and state securities laws.

(b)           The Company has reserved 1,271,830 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2005 Stock Option Plan duly adopted by the board of directors of the Company and approved by the Company's shareholders (the “2005 Stock Plan”).  Of such 1,271,830 reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase or similar agreements, options to purchase 1,439,800 shares have been granted (of which 856,800 are currently outstanding and 415,030 have been exercised) and no shares remain available for issuance to officers, directors, employees and consultants pursuant to the 2005 Stock Plan.  The Company has reserved 860,630 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2007 Stock Plan duly adopted by the board of directors of the Company and approved by the Company's shareholders (the “2007 Stock Plan”).  Of such 860,630 reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase or similar agreements, 1,101,950 options have been granted (of which 674,575 are currently outstanding and 2,000 shares have been exercised) and 184,055 shares remain available for issuance to officers, directors, employees and consultants pursuant to the 2007 Stock Plan.  A detailed capitalization table showing the numbers of outstanding shares or options held by each Shareholder, Warrantholder or Optionholder, and the applicable vesting schedule, if any, is set forth in the Signing Spreadsheet.

(c)           Except for (i) conversion privileges of the Preferred Stock, (ii) outstanding Company Stock Options issued pursuant to the Stock Option Plans and (iii) except as set forth in the Investors’ Rights Agreement, there are no outstanding or authorized subscriptions, options, calls, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights), commitments, convertible securities, or other agreements of any character directly or indirectly, orally or in writing, obligating the Company to issue any additional shares or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares of the Company Capital Stock.  None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration (or lapse of a repurchase right) upon the occurrence of any event.  The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.  There has not been, and the issuance of the Shares has never caused there to be, any anti-dilution adjustment to any of the Company’s outstanding securities.

(d)           100% of the issued and outstanding Company Capital Stock, on an actual basis and on an as-converted (or as-exercised) basis, taking into consideration any and all convertible or exchangeable securities and other interests in the Company, is owned beneficially and of record by the Shareholders, Optionholders and Warrantholders as set forth in the Signing Spreadsheet, which includes the class of security and address of each such holder, and will be owned immediately following the Closing by the Purchaser, free and clear of any Encumbrances.

(e)           The Signing Spreadsheet accurately sets forth as of the date hereof, and the Closing Spreadsheet will accurately set forth as of the Closing, the name of each Person that is the registered owner of any Shares and/or Company Stock Options and the number and kind of such Shares so owned, or subject to Company Stock Options so owned, by such Person.  The number of such Shares set forth as being so owned, or subject to Company Stock Options so owned, by such Person will constitute the entire interest of such person in the issued and outstanding share capital, voting securities or other securities of the Company.  As of the date hereof, no other Person not disclosed in the Signing Spreadsheet, and as of the Closing, no other Person not disclosed in the Closing Spreadsheet, will have a right to acquire any shares of Shares or Company Stock Options from the Company.

2.4   Financial Statements.

(a)           The Company has delivered to Purchaser complete and correct copies of the audited financial statements of the Company for each of the fiscal years ended on December 31, 2008, December 31, 2009 and December 31, 2010 (collectively, the “Annual Financial Statements”) and the related audited statements of operations, statements of shareholders’ equity and statements of cash flows of the Company for the year then ended, together with the notes thereto, and the reviewed balance sheet of the Company as of June 30, 2011 and the related reviewed statements of operations, statements of shareholders’ equity and statements of cash flows of the Company for the period then ended, together with the notes thereto (the “Interim Financial Statements,” and together with the Company Annual Financial Statements, the “Financial Statements”).

(b)            Attached hereto as Exhibit H are complete and correct copies of the Financial Statements, consistent with the books and records of the Company.  The Financial Statements present fairly in all material respects the financial position of the Company as of the respective dates thereof and the results of operations, changes in shareholders' equity and cash flows of the Company for the periods covered thereby.   The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered and comply with the requirements of all applicable law and regulations, except as may be indicated in the notes to such financial statements, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments.

(c)            All proper and necessary books of account, minute books, registers and records have been maintained by the Company, are in its possession and contain accurate information in all material respects relating to all transactions to which the Company has been a party.

(d)            A complete list of the Company’s borrowings and loan facilities as of the date hereof, is set forth in Part 2.4(d) of the Disclosure Schedule.  Except (i) as set forth on or reserved against in the Financial Statements (including the notes thereto), (ii) for obligations and liabilities incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice and in accordance with the provisions of this Agreement, (iii) for obligations under contracts or agreements, and (iv) for obligations or liabilities set forth in Part 2.4(b) of the Disclosure Schedule, the Company has no material liabilities (regardless whether such liabilities would need to be reflected on the Financial Statements in accordance with GAAP), contingent or otherwise, relating to or affecting the Company or any of its assets or properties.

2.5   Absence of Changes.  Except as set forth in Part 2.5 of the Disclosure Schedule or as specifically disclosed in the Financial Statements (including the notes thereto), since December 31, 2010:

(a)           there have been no changes, events, occurrences or developments of the Company which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect (as defined in Exhibit A) on the Company, other than changes, events, occurrences or developments affecting the Company’s sector as a whole;

(b)           the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any capital stock, and has not repurchased, redeemed or otherwise reacquired any shares or other securities of the Company except the repurchase of Common Stock upon termination of service of any employee, director or consultant of the Company, pursuant to Stock Subscription Agreements, a form of which was delivered to Purchaser;

(c)           the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security of the Company, other than upon exercise of a Company Stock Option, (ii) any Company Stock Option or other right to acquire any capital stock or any other security of the Company or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(d)           the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under (i)  any provision of any agreement or grant letter awarding or evidencing any outstanding Company Stock Option, or (ii) any share purchase agreement;

(e)           there has been no amendment to the Company’s Articles of Incorporation, and the Company has not effected or been a party to any Acquisition Transaction (as defined in Exhibit A) (except the issuance of Company Stock Options pursuant to the Stock Option Plans), recapitalization, reclassification of shares, split, reverse split or similar transaction;

(f)            the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(g)           the aggregate capital expenditures of the Company have not exceeded $10,000;

(h)           the Company has not (i) entered into any Contract (as defined in Exhibit A) that is or would constitute a Material Agreement (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any right or remedy under, any Material Agreement; in excess of $10,000;

(i)   the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except, in each case, for rights or other assets acquired, leased, licensed or disposed of under $10,000 in the ordinary course of business and consistent with the Company’s past practices;

(j)   the Company has not, (i) written off as uncollectible, or established any extraordinary reserve with respect to, any Account Receivable or other indebtedness, or (ii) written off or written down, or made any determination to write off, write down or otherwise revalue, any other of its assets or properties, or changed any reserves or liabilities associated therewith;

(k)   the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(l)   the Company has not (i) lent money to any Person (other than pursuant to routine advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money in excess of $10,000;

(m)   the Company has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit-sharing or similar payment to any of its directors, officers or employees, (iii) increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iv) hired any new employees for whom annual compensation exceeds $90,000;

(n)   there has been no resignation or termination of employment of any officer or  employee of the Company or any notice, whether oral or written, by any officer or employee of the Company for whom annual compensation exceeds $90,000 of his intention to terminate his employment with the Company;

(o)   the Company has not changed any of its methods of accounting or accounting practices in any respect, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise) except as required by concurrent changes in GAAP;

(p)   the Company has not (i) failed to file any material Tax Return or pay any material Tax timely when due, (ii) made or changed any election with respect to any material Tax, (iii) adopted or changed any accounting method in respect of any material Taxes, (iv) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of any material Taxes, or (v) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes with any Governmental Body or otherwise;

(q)   the Company has not entered into a Contract required to be disclosed on Part 2.9(g)(1)(i) or Part 2.9(g)(1)(ii) of the Disclosure Schedule;

(r)   the Company has not failed to pay or otherwise satisfy any liabilities in excess of $5,000 when due, except for liabilities set forth in Part 2.5 of the Disclosure Schedule which the Company is disputing in good faith;

(s)           the Company has not commenced or settled any Legal Proceeding (as defined in Exhibit A), and no Legal Proceeding has been commenced or threatened against the Company;

(t)            the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices and

(u)          the Company has not agreed or committed to take any of the actions referred to in clauses “(b)” through “(t)” above.

2.6          Properties and Assets.  A true and complete listing of the Company’s properties and assets, which includes all depreciable properties and assets which individually, or as part of a group of similar properties or assets, have a net book value of $5,000 or more (except for bank accounts, accounts receivable and Intellectual Property described, respectively, in Part 2.7(a), Part 2.7(b) or Part 2.9(g) of the Disclosure Schedule) is contained in Part 2.6 of the Disclosure Schedule. The Company has good and marketable title to its property and assets, including without limitation those reflected in the Financial Statements, free and clear of any Encumbrance of whatsoever nature over or in the relevant property other than Permitted Encumbrances.  With respect to the property and assets that are leased, the Company is in compliance with all provisions of such leases in all respects, such leases are valid, binding and enforceable against the lessor thereunder, and the Company holds leasehold interests in such assets free and clear of all Encumbrances other than Permitted Encumbrances.

2.7          Bank Accounts; Receivables.

(a)           Part 2.7(a) of the Disclosure Schedule identifies (by institution, account number and account name) each account maintained by or for the benefit of the Company at any bank or other financial institution (each, a “Bank Account”), and sets forth the respective balance of each such Bank Account as of the date hereof.

(b)         Except as set forth in Part 2.7(b) of the Disclosure Schedule, the Company has no Accounts Receivable.  Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all Accounts Receivable, notes receivable and other receivables of the Company as of the date hereof.  All Accounts Receivable of the Company (including those accounts receivable that have not yet been collected) (i) are properly reflected on the books and records of the Company in accordance with GAAP, (ii) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (iii) are current and, to the Company’s Knowledge, will be collected in full within a reasonable period of time, not to exceed sixty (60) days from the date of this Agreement, without any counterclaim or set off. The Company’s reserve for contractual allowances and doubtful accounts as reflected in the Financial Statements is adequate and has been calculated in a manner consistent with past practice.

2.8          Equipment; Leasehold.

(a)           All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted and Currently Proposed to be Conducted.

(b)           The Company does not own any real property or any interest in real property, except for the leasehold created under the real property leases identified in Part 2.8(b) of the Disclosure Schedule.

2.9          Intellectual Property and Other Intangible Assets.

(a)           As used herein, the term

(i)            “Intellectual Property” shall mean all designs, trademarks and trade-names, all computer programs and related flow-charts, programmer notes, updates and data, whether in object or source code form, and all hardware, algorithms, utilities flowcharts, logic, documentation, processes, formulations, data, experimental methods, or results, descriptions, business or scientific plans, depictions, customer lists and any other written, printed or electronically stored materials or information, including pricing plans, market research or data, potential marketing strategies, prospective users and distribution channels, engineering drawings, information concerning specialized suppliers, specifications for products and/ or processes and/or software, test protocols, databases, data compilations and all other materials relating thereto, and copies thereof in any storage media, and all other works of authorship, inventions, concepts, ideas, know how and discoveries and all instantiations or embodiments of the foregoing or of any Intellectual Property Rights in any form and/or media.

(ii)           “Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith throughout the world (A) common law trademarks and service marks that the Company has owned or used with the intent of creating or benefiting from any common law rights relating to such marks and/or any trade names logos, trademark and service mark  registrations and applications therefore and all goodwill associated therewith throughout the world, (B) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (C) all copyrights, copyright registrations and applications therefor; (D) mask work rights, mask work registrations and applications therefor; (E) all trade secrets and other rights in know-how and confidential or proprietary information whether or not subject to statutory registration; (F) domain names; and (G) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(iii)           “Company Intellectual Property” shall mean all Intellectual Property and Intellectual Property Rights owned by the Company.

(b)           The Company owns all right, title and interest in and to, or has a valid and enforceable right to use, free and clear of all claims and Encumbrances (other than Permitted Encumbrances), the Intellectual Property used in the conduct of the Company’s business as currently conducted or Currently Proposed to be Conducted.  The use of Company Intellectual Property in the Company's business as currently conducted or Currently Proposed to be Conducted does not violate, infringe, or constitute a misappropriation of any Intellectual Property Rights of any other Person, including without limitation, of its present or former employees or the former employers of its present or former employees.  There are no Persons who have claimed in writing to the Company to own, or who have been granted by the Company an exclusive license to, any Company Intellectual Property.  Other than under the Immaterial License-In Contracts the Company is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Rights, with respect to the use thereof in connection with the conduct of the Company’s business or otherwise.  The Registered Intellectual Property Rights are valid and enforceable.

(c)           Any and all Intellectual Property which has been developed or is currently being developed by any Persons for the Company that is purported to be Company Intellectual Property: (i) has been developed in the course of their employment or engagement with the Company, such that pursuant to applicable law all Intellectual Property arising therefrom has become the exclusive property of the Company, or (ii) has been validly assigned solely to the Company free of any claims and  under signed written agreements providing that all such Intellectual Property are owned exclusively by the Company and all moral rights have been explicitly waived.  The Company has taken reasonable steps consistent with industry standards to maintain the secrecy of the Company’s nonpublic information (where “nonpublic information” means information that is not generally known or readily ascertainable through proper means, whether tangible or intangible) from which the Company derives independent economic value, actual or potential, from the nonpublic information not being generally known.  The Company has taken security measures to protect the secrecy, confidentiality and value of all the Company Intellectual Property, which measures are reasonable and customary in the industry in which it operates.  Each current and former Service Provider who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Company Intellectual Property, or who has knowledge of or access to information about the Company Intellectual Property, has entered into a valid and legally binding written assignment of inventions and non-disclosure agreement with the Company regarding ownership and treatment of the Company Intellectual Property.  With respect to Service Providers who are employees, such agreements are substantially similar to the forms provided to Purchaser.

(d)          The Company has not received any claim, notice or other communication (written, oral or otherwise) alleging that the Company has violated or by conducting its business as currently conducted or Currently Proposed to be Conducted, would violate, misappropriate, or infringe any Intellectual Property Rights of any other Person.  The Company has not received written notice of any infringement or misappropriation of or conflict with asserted rights of others, with respect to any Company Intellectual Property.  To the Knowledge of the Company, there are no facts, and no facts have been asserted, which would reasonably be expected to render any of the Company Intellectual Property invalid or unenforceable.

(e)           To the Knowledge of the Company, none of its employees, officers or directors are obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency that restrict such person from performing his duties for the Company and/or will render the Company Intellectual Property infringing or in violation of such Contract or that would conflict with the Company’s business as conducted or Currently Proposed to be Conducted.  It currently is not, and, to the Knowledge of the Company, will not in connection with the Company’s business as currently conducted or Currently Proposed to be Conducted, become necessary to utilize any inventions, and specifically, inventions covered by patents or patent applications, of any current or former Service Provider (or people the Company currently intends to hire) made prior to their service with the Company, other than those that have been assigned to the Company pursuant to valid instruments of assignment.

(f)           Part 2.9(f) of the Disclosure Schedule lists all Intellectual Property Rights that are the subject of an application or registration filed or recorded with any public legal authority by or on behalf of the Company worldwide (“Registered Intellectual Property Rights”) and the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and all actions that are required to be taken by the Company on or before December 15, 2011 with respect to such Intellectual Property Rights in order to avoid abandonment of such Intellectual Property Rights, and identifies all third parties that share ownership rights to the Registered Intellectual Property Rights with the Company.  Each item of Registered Intellectual Property Rights is subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property Rights have been paid and all documents, recordations and certificates in connection with such Registered Intellectual Property Rights currently required to be filed have been filed with the patent, copyright, trademark or other authorities in the United States and/or foreign jurisdictions in which the Registered Intellectual Property Rights are registered or applied for, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered Intellectual Property Rights and recording Company’s ownership interests therein.

(g)           Part 2.9(g)(1)(i) of the Disclosure Schedule lists all licenses, sublicenses, and other Contracts to which Company is a party and pursuant to which any Person is authorized to use any Company Intellectual Property, other than (i) non-exclusive end-user licenses to Company products granted in the ordinary course of business for an annual consideration of less than $5,000 or non-exclusive "shrink wrap" or other form-based generally, commercially available licenses licensed for an annual fee of less than $1,000 per single user; (ii) standard terms governing third Person’s access to, and use of, the Company’s website; and (iii) confidentiality or non-disclosure agreements entered into in the ordinary course of business.  Part 2.9(g)(1)(ii) of the Disclosure Schedule lists all licenses, sublicenses, and other Contracts to which Company is a party and pursuant to which Company is authorized to use Intellectual Property Rights of any third party, other than (i) non-exclusive licenses to Intellectual Property Rights owned by a third Person granted to Company in the ordinary course of business for an annual consideration of less than $5,000; (ii) standard end user contracts for “shrink wrap” or other form-based generally, commercially available licensed software not in excess of $1,000 per seat; (iii) nonexclusive licenses under which the Company uses any “free” or “open source” software; and (iv) confidentiality or non-disclosure agreements entered into in the ordinary course of business (collectively hereinafter: "Immaterial License-In Contracts").  Each of the Contracts listed in Part 2.9(g)(1)(i) or (ii) of the Disclosure Schedule is in full force and effect and is a valid and binding obligation of Company. The Company is not in material default of any license, sublicense, or Contract listed in Part 2.9(g)(1)(i) or (ii) of the Disclosure Schedule.  The Company is not obligated to transfer or license any Company Intellectual Property to a third Person, nor is the Company, as of the Closing obligated to transfer or license any Intellectual Property Rights later obtained by the Company, to a third Person, nor will the consummation of the transactions contemplated by this Agreement violate or result in material breach, modification or termination of any Contract listed in Part 2.9(g)(1)(i) or (ii) of the Disclosure Schedule.  The Company Intellectual Property and other Intellectual Property and Intellectual Property Rights licensed to the Company constitutes all of the Intellectual Property Rights necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted and Currently Proposed to be Conducted.

(h)           Except as set forth in Part 2.9(h) of the Disclosure Schedule, the Company has not incorporated Open Source Materials (as defined below) into, combined Open Source Materials with, or distributed Open Source Materials with any products sold or distributed by Company, or derived any Company Intellectual Property or products sold or distributed by Company from Open Source Materials.  “Open Source Materials” means software or other material that is distributed as “free software” or “open source software” or meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license under licensing terms approved by the Open Source Initiative (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License). Where Open Source Materials have been utilized, the Company is in compliance with all terms and conditions of all licenses for such Open Source Materials and such Open Source Materials have been utilized in a manner that does not create, or purport to create, obligations on the Company to grant to any third party any rights under any Company Intellectual Property and/or to (a) distribute any Company Intellectual Property that are incorporated into, combined with, derived from, or distributed with the Open Source Materials, (b) disclose or distribute any Company Intellectual Property in source code form, or (c) license any Company Intellectual Property for the purpose of making derivative works or for redistribution at no charge.  The Company has not disclosed, delivered or licensed to any Person any source code owned by Company, other than disclosures to Service Providers involved in the development of Company Intellectual Property by or for the Company under terms set forth in Section 2.9 (c) above, and, except for the escrow agreements set forth in Part 2.9(h) of the Disclosure Schedule (the "Escrow Agreements"), has no escrow agreement or other Contract between the Company and any Person that would give such Person or any other Person the right to obtain a copy of the source code and program documentation  (or any portion thereof) owned by the Company upon any event including the liquidation, dissolution or winding up of the Company, upon termination, breach or alleged breach of any Contract between the Company and such Person, or under any other circumstances.  No event has occurred that would give rise to the release of the escrow under any of the Escrow Agreements. In respect of agreements disclosed in Part 2.9(h) of the Disclosure Schedule that have expired or been terminated, all source code and/or other escrow materials and copies thereof have been returned to Company. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a third party of any Company source code.

(i)            In each case in which the Company has acquired any Intellectual Property Rights from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and Intellectual Property Rights (including the right to seek past and future damages with respect to such Intellectual Property Rights) to the Company. With respect to Registered Intellectual Property Rights, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant Government Body, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction.

(j)            Privacy.  The Company has established privacy policies with respect to the personal data collected by Company, which are in conformance with applicable law in all material respects. The Company is in compliance in all material respects with such privacy policies and with all applicable laws and regulations relating to the use, collection, storage, disclosure and transfer of any personal data collected by the Company or by third parties having authorized access to the records of the Company.  The execution, delivery and performance of this Agreement, will comply with all applicable laws and regulations relating to privacy and with the Company’s privacy policies.  The Company has not received any complaint regarding the Company’s collection, use or disclosure of personal data.

(k)           Digital Millennium Copyright Act.  The Company operates and has operated its business in such a manner as to take reasonable advantage, if and when applicable, of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (“DMCA”), including by informing users of its products and services of such policy, designating an agent for notice of infringement claims, registering such agent with the United States Copyright Office, and taking appropriate action expeditiously upon receiving notice of possible infringement in accordance with the “notice and take-down” procedures of the DMCA.

2.10        Agreements.

(a)           All the material  Contracts to which the Company is a party and which are in effect as of the date of this Agreement (the “Material Agreements”) are listed in Part 2.10(a) of the Disclosure Schedule, which also provides an accurate description of the material terms of each Material Agreement that is not in written form. Without limitation, any Contract to which Company is a party involving any of the following shall be deemed to be a “Material Agreement”:

(i)              an Acquisition Transaction (other than Company Stock Options issued pursuant to the Stock Option Plans);

(ii)            the acquisition or disposition of any direct or indirect equity or other interest of the Company in any other Entity;

(iii)           any legal partnership or joint venture between the Company and any other Person;

(iv)           any material Contract under which any third Person is authorized to distribute, sell, market or take orders for any Company product;

(v)            the purchase of materials, supplies, equipment or services by or from the Company involving more than $50,000 over the life of the agreement;

(vi)           the license, use, purchase or other acquisition or disposition of any material Intellectual Property Rights by the Company from or to any other Person (excluding (1) non-exclusive end-user licenses to Company products granted in the ordinary course of business or non-exclusive “shrink wrap” or other form-based licenses licensed for an annual fee of less than $1,000 per single user; (2) standard terms governing third Person’s access to, and use of, the Company’s website; (3) confidentiality or non-disclosure agreements entered into in the ordinary course of business);

(vii)         any material Contract that expires more than twelve months after the date of this Agreement or which may be renewed at the option of any Person other than the Company so as to expire more than twelve months after the date of this Agreement, in each case which is not terminable at the discretion of the Company within twelve months after the date of this Agreement;

(viii)         any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(ix)           any Contract for capital expenditures by the Company in excess of $25,000 in the aggregate;

(x)            any lease by the Company of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property having an original cost of more than $50,000;

(xi)           any employment, consulting, advisory or similar services agreement with an individual involving the payments by the Company of more than $50,000 per year;

(xii)          any (1) non-disclosure, confidentiality, or similar agreement between the Company and any other Person not entered into in the ordinary course of business or (2) assignment of invention, work for hire or similar agreement between the Company and any other Person, except to the extent any such agreement is contained in an employment agreement between the Company and an Employee, a copy of which has been made available to counsel to the Purchaser;

(xiii)         any Contract with any Person with whom the Company does not deal at arm’s length; or

(xiv)         any guarantee, support, indemnification, assumption or endorsement by the Company of, or any similar commitment by the Company with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, excluding indemnification of directors and officers of the Company.

(b)   Each Material Agreement is in full force and effect, and is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has no Knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any of the Material Agreements and the Company has not received any notice of any intention to terminate any such agreement.

(c)   There are no Contracts in force restricting the competitive freedom of the Company to engage in any line of business or to compete with any other Person, in each case which is material to the Company.

(d)   The Company has made available to Purchaser accurate and complete copies of all written Material Agreements identified in Part 2.10(a) of the Disclosure Schedule, including all amendments thereto.

(e)   The Company has not violated or breached, or committed any default under, any Material Agreement, and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Material Agreement.  To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Material Agreement, (B) give any Person the right to declare a default or exercise any remedy under any Material Agreement, (C) give any Person the right to accelerate the maturity or performance of any Material Agreement, or (D) give any Person the right to cancel, terminate or modify any Material Agreement.  The Company has not received any notice or other communication, or otherwise has Knowledge, regarding any actual or possible material violation or breach of, or material default under, any Material Agreement and, to the Knowledge of the Company, no party to any of the Material Agreements has made a claim to the effect that the Company has failed to perform a material obligation thereunder.  The Company has not waived any of its rights in excess of $5,000 under any Material Agreement.

(f)            No Person is renegotiating, or has a right pursuant to the terms of any Material Agreement to renegotiate, any amount paid or payable to the Company under any Material Agreement or any other material term or provision of any Material Agreement.

(g)           Part 2.10(g) of the Disclosure Schedule identifies and provides a brief description of each proposed bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company regarding an Acquisition Transaction since December 31, 2006 which is still pending except where disclosure of such terms or the existence of such proposed Acquisition Transaction (except Company Stock Options issued pursuant to the Stock Option Plans) is prohibited by confidentiality agreements.

2.11        Capital Expenditure and Commitments.  Except as disclosed in the Financial Statements (including the notes thereto):

(a)          Except as set forth in Part 2.11(a) of the Disclosure Schedule, the Company has not made or undertaken to make any material capital commitment, expenditure or purchase in excess of $25,000.

(b)         The Company is not a party to any hire, hire purchase, credit sale or conditional sale agreement or any contract providing for payment on deferred terms in respect of assets purchased by the Company.

(c)          The Company is not aware of any Encumbrances on, over or affecting the issued or unissued capital stock of the Company, nor is the Company aware of any agreement or commitment to give or create any such Encumbrance and no claim has been made by any Person to be entitled to any such Encumbrance.

(d)           The Company has not given any guarantee, indemnity or security for, or otherwise agreed to become directly or contingently liable for, any obligation of any other individual or entity, except in its ordinary course of business, and to the best of its Knowledge, no individual or entity has given any guaranty of or security for any of the Company’s obligations.

(e)           There are in force no powers of attorney given by the Company with respect to any asset or business of the Company, and no individual or entity, as agent, representative, distributor or otherwise, is entitled or authorized to bind or commit the Company to any obligation not in the ordinary course of the Company’s business.

(f)           Other than as set forth in Part 2.11(f) of the Disclosure Schedule, the Company has not made any application to nor received any grant, allowance or other support or benefits (including, without limitation, tax benefits) from any Governmental Body, nor was at any time during the conception of any of the Intellectual Property, any developer, inventor or other contributor to the Intellectual Property, operating under any grants from any Governmental Body or performing research sponsored by any Governmental Body or private source.

2.12       Compliance with Legal Requirements.

(a)           The Company has carried on its business and affairs in accordance with all applicable laws and regulations in all material respects and in accordance with its corporate documents.  The Company has no Knowledge of, and has not received any written notice of, any material violation or material default with respect to any statute, regulation, order, decree, or judgment of any court or any Governmental Body.  The Company has been granted and there are now in force all material approvals, consents and licenses necessary for the carrying on of its business in the places and in the manner in which it is now carried on, and to the Company’s Knowledge there are no circumstances which evidence or indicate that any such approvals, consents or licenses, to the extent material to the Company’s business or assets, are likely to be suspended, canceled, revoked or not renewed.

(b)           All documents required to be filed with or delivered to the Secretary of State of Washington in respect of the Company have been properly filed or delivered in a timely manner in all material respects.

2.13       Governmental Authorizations and Consents.  Part 2.13 of the Disclosure Schedule identifies each Governmental Authorization (as defined in Exhibit A) held by the Company, accurate and complete copies of which have been made available by the Company to Purchaser.  The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute, and the Company currently has, all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which it is currently being conducted.  The Company is, and at all times has been, in compliance in all material respects with the terms and requirements of the Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule.  The Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.14        Tax Matters.

(a)           The Company has promptly paid, or fully provided for in its Financial Statements in accordance with GAAP, all material Taxes for which it is or hereafter may become liable or accountable in the period from the date of its incorporation to the Closing Date.  The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or Tax closing agreement.

(b)           All material Tax Returns required to have been filed by or with respect to the Company have been duly filed (including any extensions), and each such Tax Return correctly and completely reflects Tax liability and all other information required to be reported thereon.  All such Tax Returns are true, complete and correct in all material respects through the date thereof, and all information necessary to prepare and file Tax Returns in respect of subsequent periods is available and accurately reflected in the books and records of the Company.  True, complete and correct copies of the Tax Returns filed by the Company with the applicable Governmental Bodies in respect of 2007, 2008 and 2009 have been provided to Purchaser. The Company has at all times and within the requisite time limits promptly, fully and accurately observed, performed and complied with all obligations or conditions imposed on it under any Legal Requirement relating to material Taxes.  The Company has not settled or compromised any claim or assessment in respect of any material Taxes, or requested or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes with any Governmental Body or otherwise.

(c)    No Government Body has notified the Company in writing regarding the Company’s treatment of any item or transaction relating to Taxes, and there are no audits, disputes, examinations, letter rulings or other similar proceedings regarding any material Taxes or Tax Returns of the Company currently in progress.

(d)    The Company does not own any assets in Israel.

(e)    There are no Encumbrances of any sort on the assets of the Company relating to or attributable to Taxes other than liens for Taxes not yet due and payable.

(f)    The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code (as defined in Section 2.15(a) below)) during the applicable period specified in Section 897(c)(1)(a) of the Code.  The Company does not own any real property, and the Merger shall not give rise to any real estate transfer or excise taxes, including without limitation any State of Washington real estate excise tax.

(g)    Neither the Company nor any Subsidiary has received a Tax ruling from any Governmental Body or entered into any closing agreement in respect of Tax with a Governmental Body with respect to any Tax year.

(h)    The Company and each Subsidiary have complied in all material respects with all applicable Legal Requirements, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any non-U.S. laws) and have, within the time and the manner prescribed by law, withheld and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over under applicable Legal Requirements.

(i)    Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (i) an installment sale or other open transaction or (ii) any adjustment under Section 481(a) or 263A of the Code or any comparable provision under any Legal Requirement relating to Taxes by reason of a change in the accounting method of the Company or any Subsidiary or otherwise.

(j)    All Tax deficiencies that have been claimed, proposed, assessed or asserted against the Company or any Subsidiary have been fully paid or finally settled, and no issue has been raised in any examination by any Governmental Authority that could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined.

(k)           No power of attorney has been granted by or with respect to the Company or any Subsidiary with respect to any matter relating to Taxes other than a power of attorney that has fully lapsed.

(l)            All transactions that could give rise to an understatement of the U.S. federal income tax liability of the Company or any Subsidiary within the meaning of Section 6662(d) of the Code are adequately disclosed on Tax Returns in accordance with Section 6662(d)(2)(B) of the Code if there is or was no substantial authority for the treatment giving rise to such understatement.

(m)            Neither the Company nor any Subsidiary has any liability with respect to Taxes relating to the operation of the Company and/or any Subsidiary prior to December 31, 2010 in excess of the amounts accrued in accordance with GAAP with respect thereto as reflected in the Annual Financial Statements, and since the date of the Annual Financial Statements, neither the Company nor any Subsidiary has incurred any liability for Taxes, except with respect to operations in the ordinary course of business after such date.

(n)           All related party transactions involving the Company or any Subsidiary is at arm's length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of non-U.S., state and local law.  Each of the Company and the Subsidiaries has maintained in all respects all necessary documentation in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of non-U.S., state and local law.

(o)           Neither the Company nor any Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or non-U.S. law (other than a group the common parent of which is the Company), or has any liability for Taxes of any Person (other than the Company and each Subsidiary) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. law as a transferee or successor, by contract or otherwise.

(p)           During the five (5) year period ending on the date of this Agreement, neither the Company nor any Subsidiary has been either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355 of the Code.

(q)           Neither the Company nor any Subsidiary has engaged in any reportable transactions that were required to be disclosed pursuant to Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(r)           The Company and its Subsidiaries have at all times been residents for Tax purposes of their respective countries of incorporation.  No claim has been made in writing by any Governmental Body in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to Tax by such jurisdiction.

(s)           All records which the Company and its Subsidiaries are required under applicable Legal Requirements to keep for Tax purposes (including without limitation all documents and records likely to be needed to defend any challenge by any Governmental Body to the transfer pricing of any transactions between the Company and any of its Subsidiaries) have been duly kept (in accordance with all applicable statutory requirements).

(t)            The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, result in any payment (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulation Section 280G(c)) pursuant to any Company Employee Plan that would reasonably be construed, individually or in combination with any other such payment, to constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).  No Service Provider is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed on such person.

(u)           Each grant of Company Stock Options was validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Legal Requirements and recorded on the Financial Statements in accordance with GAAP consistently applied.  No Company Stock Option has an exercise price that is less than the fair market value of the Company Common Stock as of the date such Company Stock Option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, in each case, determined in accordance with the regulations and guidance under Code Section 409A.

2.15        Employees.

(a)           The following definitions will apply to this Section 2.15:

(i)             “Code” shall mean the Internal Revenue Code of 1986, as amended;

(ii)            “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation;

(iii)           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(iv)          “ERISA Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(v)           “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(vi)           “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA;

(b)   Part 2.15(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan.  Neither the Company nor any ERISA Affiliate contributes to or has any contingent obligations to any Multiemployer Plan.  Neither the Company nor any ERISA Affiliate has incurred any liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA.

(c)   Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.  Neither the Company nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any Company Employee Plan which is a welfare plan (as defined in section 3(l) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA or other applicable Legal Requirement.

(d)   Each Company Employee Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the Code, and, to the Company’s Knowledge no condition exists or event has occurred with respect to any such plan which would result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty.  No Company Employee Plan is being audited or investigated by any government agency or is subject to any pending or, to the Company’s Knowledge, threatened claim or suit.  Neither the Company nor any ERISA Affiliate nor any fiduciary of any Company Employee Plan has engaged in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.

(e)   Part 2.15(e) of the Disclosure Schedule sets forth a complete and accurate list of all salaried or compensated officers, employees (“Employees”), advisers and consultants of the Company (together with Employees, “Service Providers”), including names, positions and dates of employment or retention, and correctly reflects their annual base salaries or base rate of cash compensation payable to them, annual target bonus opportunity, and commission arrangements.  The Company has provided or made available to Purchaser correct and complete fully executed copies of all documents embodying each Company Employee Plan (“Service Providers Agreements”). The Company has paid all such salaries, benefits and other entitlements to its Service Providers in a timely manner.  Each of the Service Providers Agreements were entered into prior to or coincident with the commencement of each Service Provider’s applicable relationship with the Company.

(f)    The Company does not have any material liability with respect to any misclassification of any Person as an independent contractor rather than an employee of the Company.  All consultant agreements are terminable at will by the Company upon not more than thirty (30) days prior notice.

(g)   The Company has set aside all benefits under Company Employee Plans to which any Employee or former Employee is or may be entitled including, inter alia, severance pay, termination notice, accrued and unpaid vacation days, leave and health. All contributions under Company Employee Plans (including employer contributions and employee salary reduction contributions), including 401(k) plans, to which each Employee is actually entitled as of the Closing Date or would be entitled if terminated by the Company on the Closing Date, have been (or will be prior to Closing) fully contributed to each such plan. If any Company Employee Plans were to be terminated on the Closing Date, all benefits accrued to the day prior to the Closing Date (whether or not vested) would be fully funded in accordance with the actuarial assumptions and method utilized by such plan for valuation purposes.

(k)   The Company is not, and to its Knowledge, no Service Provider, is, in violation of any material term of any employment, consulting, independent contractor, non-disclosure, non-competition, inventions assignment or any other Contract relating to the relationship of such Service Provider with the Company. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger, will result in any payment or other benefit (including any bonus, golden parachute or severance payment) to any current or former Service Provider (whether or not under any benefit plan), or increase the benefits payable under any Company Employee Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

(l)   The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the Service Providers, representatives or agents of the Company.  There is no strike or other labor dispute involving the Company pending, or to the Knowledge of the Company threatened, nor is the Company aware of any labor organization activity involving its Service Providers.  The employment of each officer and Employee of the Company is terminable at the will of the Company upon not more than thirty (30) days’ prior notice.  To its Knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other Legal Requirements related to employment.  To the Company’s Knowledge, no Employee of the Company is in violation of any term of any employment contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by the Company, and to the Company’s Knowledge, the continued employment by the Company of its present Employees will not result in such violation.  The Company has not received any notice alleging that any such violation has occurred.

(j)    The Company is in compliance, in all material respects with all applicable Legal Requirements, Contracts, policies, custom and procedures relating to employment, employment practices, wages, bonuses, terms and conditions of employment (including employee compensation matters).

 2.16       Environmental Matters.  The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.  The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Company’s Knowledge, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the Company’s Knowledge, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law with respect to such property. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule.  (For purposes of this Section 2.16:  (i) “Environmental Law” means any Legal Requirement relating to pollution, hazardous materials or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now regulated by any Environmental Law.)

2.17        Insurance.

(a)           Part 2.17(a) of the Disclosure Schedule lists all material insurance policies held by or on behalf of the Company, including the names of the brokers, insurers, the principal insured and each named insured or beneficiary, the policy number and period of coverage, the type of interest and asset covered by the insurance policy, the annual premiums, the amount of any deductible, termination provisions, change of control provisions, waiver of subrogation rights and information regarding any claims made or outstanding against any of the policies over the past three years. The insurance policies listed on Part 2.17(a) of the Disclosure Schedule include all policies of insurance that are required by material commercial contracts relating to the Company, in the amounts required under the respective contracts. The insurance policies listed on Part 2.17(a) of the Disclosure Schedule are in full force and effect, all premiums due and payable thereon have been paid and no written notice of cancellation or termination has been received and is still in force with respect to any such policy. The insurance policies referred to in this Section 2.17(a) will remain in full force and effect and will not in any way be affected by or terminate by reason of the Merger or any of the other transactions contemplated by this Agreement.

(b)           The Company has insurance against the types of risks and losses usually insured against by companies carrying on the same or a similar business, and in amounts and with such coverage limits as are generally appropriate to such businesses.  Without prejudice to the generality of the foregoing, the insurance policies of the Company are all provided by well-established and reputable insurers, are for the full replacement or reinstatement value of all of the Company’s assets of an insurable nature, and insure the Company against the risk of accident, damage, injury, third party loss (including product liability) and loss of profits.

(c)    To the Company’s Knowledge, the Company has not done anything or suffered any damage which has rendered or might render any policies of insurance taken out by it void or voidable or which might result in an increase in premiums or refusal of the insurer to renew them under customary terms and conditions, and the Company has complied in all material respects with all conditions attached to such policies.

(d)    There is no claim outstanding under any of such policies nor, to the best of the Company’s Knowledge, are there any circumstances likely to give rise to such a claim.

2.18        Related Party Transactions.  Except as set forth in Part 2.18 of the Disclosure Schedule:  (a) no Related Party has , and no Related Party has at any time had, any direct or to the Company’s Knowledge, indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time been, indebted to the Company; (c) no Related Party has entered into, or has had any direct or to the Company’s Knowledge, indirect financial interest in, any Material Agreement, transaction or business dealing involving the Company; (d) no Related Party is competing or has any time competed directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (including indemnification agreements but excluding rights to receive compensation and benefits for services performed as a Service Provider of the Company as set forth in Section 2.15 or reimbursements for reasonable expenses incurred on behalf of the Company in the ordinary course of business and consistent with past practice).  For purposes of this Section 2.18 each of the following shall be deemed to be a “Related Party”:  (i) each Person that, directly or indirectly, controls the Company; (ii) each individual who is, or who has at any time been, an officer or director of the Company or of any Person referred to in clause (i) above in the past 12 months; (iii) each Family Member (as defined in Exhibit A) of each of the individuals referred to in clauses “(i)” and “(ii)” above;  (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses “(ii)” and “(iii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest and (v) any Person that owns 5% or more of the Company’s outstanding capital stock or has the right to appoint at least one director of the Company.

2.19        Legal Proceedings; Orders.

(a)   Except as set forth in Part 2.19 of the Disclosure Schedule, there is no pending Legal Proceeding (or any Legal Proceeding subject to appeal) and, to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding:  (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that questions the validity of this Agreement or the right of the Company to enter into the Agreement, or to consummate the transactions contemplated hereby, or that might result in any change in the current equity ownership of the Company, nor to the Company’s Knowledge is there any basis for the foregoing.  To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)   There is no order, writ, injunction, judgment or decree of any court or government agency or instrumentality of any Governmental Body, in each case relating to the Company, to which the Company, or any of the assets owned or used by the Company, is subject.  To the Company’s Knowledge, no Service Provider is subject to any order, writ, injunction, judgment or decree of any court or government agency or instrumentality of any Governmental Body, in each case relating to the Company, that prohibits such Service Provider from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

2.20        Authority; Binding Nature of Agreement

(a)   The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and other agreements to which it is party contemplated hereby or which are ancillary hereto and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by the Company of this Agreement and all such other transactions have been duly authorized by all necessary corporate action on the part of the Company.  Assuming that this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)   Without limiting the generality of the foregoing, the board of directors of the Company has unanimously (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) recommended approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Shareholders, and (iii) has not withdrawn or modified such approval or recommendation.  The Company has obtained all necessary consents to approve this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement from any Warrantholder, Optionholder, Shareholder or creditor of the Company.

(c)   The approval of (i) the holders of a majority of the outstanding Shares voting together as a single class on an as-if converted basis and (ii) the holders of sixty-six percent (66%) of the outstanding Preferred Shares voting together as a single class on an as-if converted basis are the only shareholder votes necessary to approve and adopt this Agreement and the Merger on behalf of the Company.  Written consents of Shareholders representing the due approval and adoption of this Agreement and the Merger by the requisite vote have previously been delivered to Purchaser.  The Company shall duly notify each non-consenting Shareholder of such approval in accordance with the Charter Documents and the WBCA within two Business Days of the date hereof.

2.21        Non-Contravention; Consents.  Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger, will directly or indirectly (with or without notice or lapse of time):

(a)   contravene, conflict with or result in a violation of any of the provisions of the Company’s Articles of Incorporation;

(b)   contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree applicable to the Company, or any of the assets owned or used by the Company, is subject;

(c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(d)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Agreement, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Agreement, (ii) accelerate the maturity or performance of any such Material Agreement, (iii) cancel, terminate or modify any such Material Agreement; or (iv) receive notice of the transaction; or

(e)   result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company.

Except as set forth in Part 2.21 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent (as defined in Exhibit A) from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger.

2.22        No Conflicting Interest.  The Company is not indebted, directly or indirectly, to any of its officers or directors (other than in connection with compensation) or to their respective spouses or children, in any amount whatsoever other than in connection with, expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees.  None of the Company’s officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to the Company or, to the Company’s Knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company.  To the Company’s Knowledge, none of the Company’s officers or directors or any members of their immediate families are, directly or indirectly, interested in any Material Contract with the Company.

2.23        Brokers.  No broker, finder or investment banker, for which the Company, Parent, Purchaser or Merger Sub may be liable, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its directors, officers, employees or agents.

2.24        Propriety of Past Payments.  Neither the Company nor, to the Company’s Knowledge, any agent, employee or other Person associated with or acting on behalf of the Company, has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to any government official or employee or to any political party or campaign from corporate funds, or made any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.25        Full Disclosure.  Neither this Agreement (including the exhibits attached hereto and the Disclosure Schedule) nor any certificate furnished or to be furnished in connection herewith by the Company (i) contains any untrue or misleading statement of a material fact, or (ii) omits to state any material fact necessary in order to make such statements contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

Section 3.	REPRESENTATIONS AND WARRANTIES OF PARENT, PURCHASER AND MERGER SUB.

Parent, Purchaser and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

3.1           Due Organization; Etc.  Parent is a corporation duly organized and validly existing under the laws of the State of Israel, Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware, and Merger Sub is a corporation duly organized and validly existing under the laws of the State of Washington.  Each of Parent, Purchaser and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and to enter into and perform its obligations under this Agreement and other agreements to which it is a party contemplated hereby and which are ancillary hereto and to consummate the transactions contemplated hereby.

3.2           Financial Ability.  Parent has funds available to it sufficient to effect the transactions contemplated by this Agreement and will ensure that Purchaser has sufficient funds to do the same.

3.3           Authority; Binding Nature of Agreement.  Each of Parent, Purchaser and Merger Sub has the right, power and authority to enter into and perform its obligations under this Agreement and other agreements to which it is a party contemplated hereby and which are ancillary hereto, and the execution, delivery and performance of this Agreement and other agreements to which it is a party contemplated hereby and which are ancillary hereto by Parent, Purchaser and Merger Sub have been duly authorized by all necessary corporate action on the part of Parent, Purchaser and Merger Sub. This Agreement constitutes the legal, valid and binding obligation of Parent, Purchaser and Merger Sub, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4           Consents and Approvals.  Except for (i) the filing of the Articles of Merger as required by the WBCA and (ii) compliance with the HSR Act, if required, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Body is necessary for the consummation by Parent, Purchaser and Merger Sub of the Merger.

3.5           No Violation.  Neither the execution and delivery of this Agreement by Parent, Purchaser and Merger Sub, the performance by each of Parent, Purchaser and Merger Sub of its obligations hereunder nor the consummation by Parent, Purchaser and Merger Sub of the Merger will (a) violate, conflict with or result in any breach of any provision of the respective organization documents of Parent, Purchaser and Merger Sub, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any mortgage, indenture, license or material agreement to which Parent, Purchaser or Merger Sub is a party or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or domestic or foreign Governmental Body applicable to Parent, Purchaser or Merger Sub.

3.6           Brokers.  No broker, finder or investment banker, for which the Company or the Shareholders may be liable, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Purchaser or Merger Sub or any of their respective directors, officers, employees or agents.

3.7           Capitalization; Valid Issuance.  The authorized share capital of Parent consists of 40,000,000 Parent Shares, of which 9,772,558 Parent Shares were issued and outstanding as of July 25, 2011. The Parent Shares to be issued pursuant to this Agreement will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.8           Parent SEC Documents; Financial Statements.

(a)           Parent has timely filed all forms, reports and documents required under the Exchange Act (as defined in Exhibit A hereto) to be filed with the SEC (as defined in Exhibit A hereto) since July 1, 2010 (the “Parent SEC Documents”). Each of the Parent SEC Documents complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports, and documents were filed, and no such statement or report contained an untrue statement of a material fact or omitted to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements of Parent and its consolidated subsidiaries for the year ended December 31, 2010 and the unaudited consolidated financial statements of Parent for the three months ended March 31, 2011 included in the Parent SEC Documents (i) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments, and (ii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

Section 4.	REPRESENTATIONS AND WARRANTIES OF FOUNDER.

The Founder represents and warrants to Parent, Purchaser and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

4.1           Authority.  The Founder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any Governmental Body on the part of the Founder is required that has not been, or will not have been, obtained by the Founder prior to the Closing in connection with the valid execution, delivery and performance of this Agreement.  Neither the execution and delivery of this Agreement nor compliance by the Founder with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i)  any judgment, order, injunction, decree, or ruling of any court or Governmental Body, (ii) any agreement, contract, lease, license or commitment to which the Founder is a party or to which it or any of its properties are subject or (iii) any Legal Requirement.

4.2           Experience; Receipt of Information; Consultation with Advisers. The Founder is an “Accredited Investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act (as defined in Exhibit A hereto). The Founder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks relating to acquiring Parent Shares and, by reason of the Founder’s financial and business experience, he has the capacity to protect his interest in connection with the acquisition of such Parent Shares. The Founder understands that its acquisition of such Parent Shares involves a high degree of risk. Without prejudice to the representations and warranties of Parent, the Founder and his counsel have been afforded the opportunity to ask questions and otherwise conduct a due diligence inquiry.

4.3           Acquisition for Own Account, etc.  The Founder is acquiring Parent Shares for his own account for investment and not with a view of distributing them.  No other Person will have any direct or indirect beneficial interest in the Parent Shares acquired by the Founder pursuant to this Agreement.  The Founder understands that, in connection with the acquisition of the Purchaser Shares as contemplated herein, the Purchaser Shares have not been and will not be registered under the Securities Act or registered or qualified under the securities laws of any U.S. state or other jurisdiction, in each case by reason of specific exemptions from the registration provisions of the Securities Act and the securities laws of such states or other jurisdictions, the availability of which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Founder’s representations as expressed herein and in response to Purchaser’s inquiries, if any.

4.4           Restricted Securities.  The Founder understands that the Parent Shares that he is acquiring pursuant to this Agreement are and will be “restricted securities” under the Securities Act in that such securities will be acquired from Parent in a transaction not involving a public offering under the Securities Act, and that under U.S. federal and state laws and applicable regulations, such Parent Shares may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise such securities must be held indefinitely.  In this connection, the Founder represents that it understands the resale limitations imposed by the Securities Act and is familiar with SEC Rule 144, as presently in effect, and the conditions which must be met in order for that rule to be available for resale of “restricted securities.”  The Founder also acknowledges that he may deemed to be an “affiliate” of Parent under SEC Rule 144 and that certain resale limitations thereunder shall apply to him for so long as he remains an “affiliate” and for three months thereafter.

4.5          Tax Matters.  The Founder has had an opportunity to review with his own Tax advisors the Tax consequences to him of the transactions contemplated by this Agreement, including the receipt of Parent Shares. The Founder understands that he must rely solely on his advisors and not on any statements or representations by Parent, Purchaser, Merger Sub, the Company or any of their attorneys, investment advisors, accountants or other agents with respect to Tax matters.

Section 5.	CERTAIN COVENANTS OF THE COMPANY.

5.1           Operation of the Company’s Business. Other than as contemplated hereunder or with the prior written consent of Purchaser, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing (the “Pre-Closing Period”):

(a)           the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b)           the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current employees and consultants, and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees, consultants and other Persons having business relationships with the Company;

(c)           the Company shall keep in full force all insurance policies referred to in Part 2.17(a) of the Disclosure Schedule;

(d)           the Company shall report regularly (but in no event less frequently than weekly) to Purchaser concerning the status of the Company’s business;

(e)           the Company shall use its commercially reasonable efforts to ensure that all Employees shall continue to be employed by the Company at Closing.  This covenant shall not derogate from the right of Purchaser to terminate the employment of any Employees, in its sole discretion, following the Closing;

(f)           the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of the Company, except for a cash dividend in an amount that would not result in the Company Net Working Capital being lower than the Working Capital Target (as such terms are defined in Section 1.12 above), and shall not repurchase, redeem or otherwise reacquire any shares or other securities of the Company, except pursuant to restricted stock purchase agreements that were outstanding prior to the date hereof;

(g)           the Company shall not sell, issue or authorize the issuance of (i) any capital stock, except for the issuance of capital stock upon the exercise or conversion of securities that were outstanding prior to the date hereof, (ii) any option or right to acquire any capital stock of the Company, or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(h)           the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of any share or option plan, (ii) any provision of any agreement evidencing any outstanding Company Stock Option, or (iii) any provision of any share purchase agreement;

(i)            the Company shall not amend or permit the adoption of any amendment to the Company’s Articles of Incorporation or Bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, split, reverse split or similar transaction;

(j)            the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(k)           the Company shall not make any capital expenditure, during the Pre-Closing Period;

(l)            the Company shall not, other than in the ordinary course of business consistent with past practice, (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Agreement, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

(m)          the Company shall not (i) acquire, lease or license any right or other asset from any other Person, except for rights or other assets acquired, leased or licensed in the ordinary course of business consistent with past practice, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, except for rights or other assets disposed of, leased or licensed in the ordinary course of business consistent with past practice, or (iii) waive or relinquish any material right;

(n)           the Company shall not (i) lend money to any Person or Persons, except for advances of business expenses in the ordinary course of business consistent with past practice, or (ii) incur or guarantee any indebtedness for borrowed money;

(o)           the Company shall not (i) establish, adopt or amend any employee benefit plan or arrangement, (ii) except as may be required by an applicable Legal Requirement, any Contract outstanding on the date hereof, pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, or make any arrangement with regard to any of the foregoing, (iii) hire any new employee or consultant, (iv) amend or prematurely terminate any of the existing agreements with any employees or consultants or (v) enter into any arrangement with securityholders;

(p)           the Company shall not change any of its methods of accounting or accounting practices in any material respect, or alter its practices with respect to the collection of receivables or payment of payables except as required by concurrent changes in GAAP;

(q)           the Company shall not make any Tax election;

(r)            the Company shall not commence or settle any material Legal Proceeding;

(s)           the Company shall not enter into any transaction or relationship with any Related Party; and

(t)           the Company shall not agree or commit to take any of the actions described in clauses “(f)” through “(s)” above.

5.2           No Negotiation.  During the Pre-Closing Period, neither the Company nor any of its officers, directors, employees or other agents shall directly or indirectly:

(a)           solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent and Purchaser) relating to a possible Acquisition Transaction;

(b)           participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Parent and Purchaser) relating to or in connection with a possible Acquisition Transaction (except outstanding Company Warrants set forth in Part 2.3(c) of the Disclosure Schedule); or

(c)           consider, entertain or accept any proposal or offer from any Person (other than Parent and Purchaser) relating to a possible Acquisition Transaction (except outstanding Company Warrants set forth in Part 2.3(c) of the Disclosure Schedule).

The Company shall promptly notify Purchaser in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any Representatives thereof during the Pre-Closing Period, including the material terms thereof.

5.3           Access to Information.

(a)           During the Pre-Closing Period, (i) the Company shall afford Parent and Purchaser and their accountants, counsel and other representatives, reasonable access upon reasonable prior notice and during normal business hours to (A) all of the Company’s properties, books, Contracts and records and (B) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Legal Requirements) of the Company as Parent or Purchaser may reasonably request, and (ii) the Company shall make available to Parent and Purchaser and their accountants, counsel and other representatives correct and complete copies of the Company’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes and (C) receipts for any Taxes paid to foreign Tax Authorities, if any.

(b)           Subject to compliance with applicable Legal Requirements, during the Pre-Closing Period, the Company shall confer from time to time as requested by Purchaser with one or more representatives of Purchaser to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.

Section 6.	ADDITIONAL COVENANTS OF THE PARTIES.

6.1           Filings and Consents.  As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with or to give full effect to transactions contemplated by this Agreement; provided, however, that (i) the Company shall be responsible for making all filings with and obtaining all such Consents from Governmental Bodies pursuant to Legal Requirements applicable to the Company or its businesses or properties, and for obtaining all such Consents (if any) required to be obtained from parties to Contracts by which the Company or its properties are bound, (ii) Parent shall be responsible for making all filings with and obtaining all such Consents from Governmental Bodies pursuant to Legal Requirements applicable to the Parent, Purchaser or Merger Sub or their respective business or properties; and (iii) each party shall provide the others with such assistance and information as is reasonably required to make such filings or to obtain such Consents; provided further, that Parent and Purchaser shall not be obligated to consent to any divestitures or operational limitations or activities in connection therewith.

Each party to this Agreement shall promptly deliver to the other parties a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.  Each party shall promptly provide the other parties with copies of all filings made by the other party with any state, federal or foreign Governmental Body in connection with this Agreement and the transactions contemplated hereby.

6.2           Public Announcements.

(a)            During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without Parent’s prior written consent, and (b) Parent shall not (and Parent shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without the Company’s prior written consent.  Notwithstanding the provisions of the preceding sentence, Parent shall be permitted to issue any press release or publicly file any information as is required by any Legal Requirement or stock market rule, including information required to be disclosed in connection with Parent’s proposed public debt offering.  The parties agree to announce this Agreement and the consummation of the Merger to the Company’s employees, customers, vendors and strategic partners at such time and in such form as is mutually agreed upon by all parties to this Agreement.

(b)          In addition, during the Pre-Closing Period, the Company shall provide notice to Parent and reasonable opportunity to review the substance of any press release that the Company proposes to issue, to the extent not governed by Section 6.2(a); provided, however, that the Company shall be entitled to issue any press release not governed by Section 6.2(a) in its sole discretion.

6.3          Reasonable Best Efforts.  During the Pre-Closing Period, (a) the Company shall use its reasonable best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis, and (b) Purchaser shall use its reasonable best efforts to cause the conditions set forth in Section 8 and assist the Company in causing the condition set forth in Section 7.11, to be satisfied on a timely basis.

6.4          Employment Matters.

(a)           The Company acknowledges and agrees that, notwithstanding any confidentiality, non-compete or intellectual property ownership obligations of any Service Provider, the Service Providers shall be permitted to engage in the business of the Company on behalf of Parent, Purchaser and the Surviving Corporation.

(b)           The Company shall continue to pay until the Closing Date all salaries, benefits and other entitlements to its Service Providers in a timely manner.  The Company shall continue to set aside until the Closing Date all benefits under the Company Employee Plans to which any Employee or former Employee is or may be entitled including, inter alia, severance pay, termination notice, accrued and unpaid vacation days, leave and health.

(c)           For a period beginning on the Effective Time and ending on the last day of the calendar year in which the Closing occurs (the “Benefits Period”), Purchaser shall maintain the Company Employee Plans (not including the Stock Option Plans) in effect as of the Closing Date, or, alternatively, provide the Employees of the Company who remain employed by the Company or the Surviving Corporation or one of its subsidiaries after the Effective Time (collectively, the “Continuing Employees”) with benefits that are not materially less favorable in the aggregate as those provided to the employees of the Company as of the Closing Date under the Company’s “employee welfare benefit plans” as defined in Section 3(1) of ERISA and “employee pension benefit plans” as defined in Section 3(2) of ERISA.  During the Benefits Period, Purchaser shall, in the case of any Continuing Employees who become employed by the Surviving Corporation, (i) for purposes of determining eligibility, vesting and benefit accrual (including for purposes of vacation accrual) under any Company Employee Plans sponsored by the Purchaser in which the Continuing Employees begin to participate (other than a defined benefit plan) (“Purchaser Employee Plans”), and to the extent permitted by such Purchaser Employee Plans and applicable law, Purchaser shall use commercially reasonable efforts to cause such Continuing Employees to receive service credit under each Purchaser Employee Plan (other than a defined benefit plan) for their period of service with the Company prior to the Closing to the same extent as was recognized under the Company’s corollary Company Employee Plan, except where doing so would cause a duplication of benefits; (ii) all vacation accrued by Continuing Employees under the vacation policies of the Company shall be carried over by Purchaser and shall be permitted to be maintained up to the levels permitted under the applicable policy of the Company; (iii) Purchaser shall use commercially reasonable efforts to cause any insurer to waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any medical, dental and vision plans sponsored by the Purchaser that such Continuing Employees may be eligible to participate in during the Benefits Period; and (iv) Purchaser shall use commercially reasonable efforts to cause any insurer to provide Continuing Employees and their eligible dependents with credit for any co-payments, deductibles, offsets and maximum out-of-pocket requirements (or similar payments) made under the Company Employee Plans for the year in which the Closing occurs under Purchaser’s medical, dental and vision plans for the purposes of satisfying any applicable deductible, out-of-pocket, maximum out-of-pocket requirements or similar requirements under any Purchaser plan in the year in which the Closing occurs.  For the calendar year following the year in which the Closing occurs, Purchaser shall consult with the Company’s chief executive officer to determine the benefit plans for the Continuing Employees.

6.5          Tax Liability.  Each party shall be solely responsible for all its respective Tax obligations deriving from the transactions contemplated in this Agreement.

6.6          Notification.  During the Pre-Closing Period, the Company shall promptly notify Purchaser, and Purchaser shall promptly notify the Company and the Shareholder Representative, in writing of the discovery of any of the following:

(a)           any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the relevant party in this Agreement;

(b)           any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that causes or constitutes, or could reasonably be seen as likely to cause or constitute, an inaccuracy in or breach of any representation or warranty made by the relevant party in this Agreement;

(c)           any breach of any material covenant or obligation of the relevant party; and

(d)           any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 (in the case of the Company or Section 8 (in the case of Parent or Purchaser) impossible or unlikely.

6.7           Closing Spreadsheet. The Company shall prepare and deliver to Purchaser and the Paying Agent, at or prior to the Closing, a spreadsheet (the “Closing Spreadsheet”) in the form provided by Purchaser prior to the Closing, reasonably acceptable to Purchaser, which Closing Spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Closing: (a) the names of all the Shareholders, Warrantholders and Optionholders and their respective street and email addresses, telephone number, taxpayer identification numbers (if any), bank information (including the respective bank name and number, branch name and address, swift number and account number); (b) the number and class of Shares held by, or subject to Company Warrants or the Company Stock Options held by, such Persons and, in the case of outstanding Shares, the respective certificate numbers; (c) the exercise price per share and expiration date of each Company Stock Option, whether such Company Stock Option is an incentive stock option (as defined in the Code) or a non-qualified stock option and whether the Optionholder is an employee of the Company; (d) the exercise price per share and expiration date for each Company Warrant; (e) whether or not each Optionholder is a U.S. person under the Code; (f) the Series A Amount, the Series B Amount, the Common Amount, the Option Amount for each In-the-Money Option, the Warrant Amount for each In-the-Money Warrant, each prior to any adjustments that may be made pursuant to this Agreement; (g) the Consideration Fraction of each Shareholder, Optionholder and Warrantholder, (h) the Net Value for each Warrantholder and each Optionholder; (i) the Holder Share Amount of each Shareholder, each Warrantholder and each Optionholder; and (j) the amount of the Closing Payment distributable to each Shareholder, each Warrantholder and each Optionholder pursuant to Section 1.9(a) hereof. The Company shall prepare and deliver to Purchaser, a draft of the Closing Spreadsheet not later than two (2) Business Days prior to the Closing Date.

6.8           Certain Closing Certificates.  The Company shall prepare and deliver to Purchaser, a draft of each of the Company Net Working Capital Certificate and the Transaction Costs Certificate not later than two (2) Business Days prior to the Closing Date.  The Company shall prepare and deliver the final Company Net Working Capital Certificate and the final Transaction Costs Certificate to Purchaser at or prior to the Closing.  Without limiting the generality or effect of the foregoing or the provisions of Section 5.3 hereof, the Company shall provide to Purchaser, promptly after Purchaser’s request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final certificate, as well as the draft Closing Spreadsheet and the final Closing Spreadsheet delivered pursuant to Section 6.7 hereof.

6.9           Renewal.  The Company shall use its reasonable best efforts to renew the agreement set forth in Schedule 6.9 hereof prior to the Closing.

6.10         Indemnification and Insurance.

(a)           From and after the Closing, the Surviving Corporation shall fulfill and honor in all respects its obligations pursuant to any indemnification agreements between the Company and its current and former directors and officers as of the Closing that are set forth in Part 2.18 of the Disclosure Schedule and any indemnification provisions under the Charter Documents as in effect on the Closing Date, in each case, subject to applicable Legal Requirements.

(b)           Notwithstanding anything in this Section 6.10 to the contrary, no Person shall be entitled to indemnification pursuant to this Section 6.10 for any matter involving fraud in connection with this Agreement or the transactions contemplated thereby.

(c)           The Company may, in its discretion, purchase a “tail” insurance policy to go into effect upon the Effective Time, which policy (i) contains terms that are substantially similar to those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement, (ii) has an effective term of six (6) years from the Effective Time and (iii) covers each currently serving officer and director of the Company.  The cost of such policy, and any related professional fees, shall be considered Transaction Costs for purposes of this Agreement.

6.11         Restriction on Disposition of Parent Shares.

(a)           Without in any way limiting the representations set forth in Section 4B above, the Founder agrees not to make any disposition of any Parent Shares acquired hereunder unless and until the Founder shall have furnished Parent with a written opinion of counsel, reasonably satisfactory to Parent, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable U.S. state securities law.

(b)           Notwithstanding the foregoing, Parent will not require opinions of counsel for transactions made pursuant to SEC Rule 144, provided it is provided with all certificates and other information it may reasonably request to permit it to determine that the subject disposition is, in fact, exempt from the registration requirements of the Securities Act pursuant to SEC Rule 144.  In the case of any disposition of any of the Parent Shares pursuant to SEC Rule 144, in addition to the matters set forth in this Section 6.11(b), the Founder shall promptly forward to Parent a copy of any Form 144 filed with the SEC with respect to such disposition.  If SEC Rule 144 is amended or if the SEC’s interpretations thereof in effect at the time of any such disposition by the Founder have changed from its present interpretations thereof, the Founder shall provide Parent with any such additional documents as it may reasonably require.

6.12         Securities Act Legend. The certificates evidencing the Parent Shares issuer pursuant to this Agreement will bear the following legend reflecting the foregoing restrictions on the transfer of such securities, in addition to any legend required by applicable U.S. state securities laws:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

Section 7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND PURCHASER.

The obligations of Parent and/or Purchaser, as applicable, to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in writing by Parent and/or Purchaser, as applicable:

7.1           Accuracy of Representations.  Each of the representations and warranties made by the Company and the Founder, respectively, in this Agreement shall have been complete and accurate as of the date of this Agreement, and shall have been complete and accurate in all material respects (except for those heretofore qualified by materiality, in which case, no additional standard of materiality shall be applied) as of the Closing Date as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date).

7.2           Performance of Covenants.  All of the covenants and obligations that the Company is required to comply with or to perform at or prior to or at the Closing shall have been complied with and performed in all material respects.

7.3           Consents.  All Consents required to be obtained by the Company in connection with the transactions contemplated by this Agreement, as set forth on Schedule 7.3 hereof, shall have been obtained in a form satisfactory to Purchaser, and shall be in full force and effect.

7.4           Agreements and Documents.  Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)           the legal opinion of Wilson Sonsini Goodrich & Rosati in form attached hereto as Exhibit I and dated as of the Closing Date;

(b)           a certificate executed by the Chief Executive Officer and principal financial officer of the Company which certifies that the conditions relating to the Company set forth in Sections 7.1, 7.2, 7.3, 7.5, 7.6, 7.7(b) and (c), 7.8, 7.9, 7.10 and 7.11 have been duly satisfied;

(c)           a certificate executed by the Founder which certifies that the condition relating to the Founder set forth in Section 7.1 has been duly satisfied;

(d)           the Closing Spreadsheet (as such term is defined in Section 6.7 hereof) completed to include all of the information specified in said Section 6.7 in a form acceptable to Purchaser and a certificate executed by the Chief Executive Officer of the Company dated as of the Closing Date, certifying that such Closing Spreadsheet is true, correct and complete;

(e)           the Company Net Working Capital Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Purchaser to verify and determine the amount of Company Net Working Capital;

(f)            the Transaction Costs Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably necessary for Purchaser to verify and determine the Transaction Cost Amount;

(g)           written resignations of all directors of the Company, effective as of the Closing Date;

(h)           a proxy from the Founder in favor the Paying Agent in accordance with Section 1.9(h) hereof, in a form reasonably acceptable to Parent; and

(i)            the Escrow Agreement.

7.5           No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of the transactions contemplated by this Agreement illegal, which Legal Requirement shall not have been removed within thirty (30) days of enactment.

7.6           No Legal Proceedings. No Person shall have commenced or taken substantial steps towards any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the transactions contemplated by this Agreement or seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to its ownership of shares of the Company.

7.7          Employment Agreements; Options.

(a)           An Employment Agreement between the Company and each key Employee identified by Purchaser on Schedule 7.7(a) hereto, in form and substance reasonably acceptable to the parties thereto, shall have been duly executed and delivered.

(b)           At least 80% of the Employees set forth on Schedule 7.7(b) hereto shall be employees of the Company at Closing, and none of such Employees shall have given any notice or other indication that he or she is not willing to remain employed by the Company following the Closing. This condition shall not derogate from the right of Purchaser to terminate the employment of any Employees, in its sole discretion, following the Closing.

(c)           Except for the Shares, as of the Closing, there shall be no outstanding options, warrants or other rights to subscribe for, purchase or acquire any securities of the Company.

7.8          No Liens.  All Encumbrances on any assets of the Company shall have been terminated effective immediately prior to the Effective Time other than liens for Taxes not yet due and payable.  UCC termination statements and the non-U.S. equivalent termination statements, as applicable, shall have been filed wherever UCC financing statements or non-U.S. equivalent liens perfection statements were filed, and any security interests on file with the Patent and Trademark Office of the Copyright Office or any equivalent non-U.S. Governmental Body shall have been released and evidence of the foregoing reasonably satisfactory to Purchaser shall have been provided to it.

7.9           No Debt.  All indebtedness of any shareholder, director, officer or employee of the Company owing to the Company shall have been paid in full prior to the Closing.

7.10         No Material Adverse Effect. There shall have been no events, changes or effects, individually or in the aggregate, with respect to the Company having a Material Adverse Effect on the Company.

7.11         Search Functionality.  The requirements for Search Functionality shall have been met in accordance with the criteria set forth in Schedule 1.13(h), subject to Purchaser fulfilling its obligations as set forth therein.

7.12         Financial Statements.  The Company shall have delivered to Parent an unaudited statement of operations, statement of shareholders’ equity and statement of cash flows of the Company for the period commencing on January 1, 2011 and ending at the end of the full month immediately preceding the Closing Date, and for the corresponding period of the previous fiscal year, and a balance sheet as of the end of such periods, certified by the Chief Executive Officer of the Company that such financial statements (i)  present fairly in all material respects the financial position of the Company as of the respective dates thereof and the results of operations, changes in shareholders' equity and cash flows of the Company for the periods covered thereby, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered and (iii) comply with the requirements of all applicable law and regulations, including SEC Regulation S-X, subject to year-end audit adjustments being prepared in accordance with GAAP consistently applied.

Section 8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions any or all of which may be waived in writing by the Company:

8.1           Accuracy of Representations.  Each of the representations and warranties made by Parent, Purchaser and Merger Sub in this Agreement shall have been accurate as of the date of this Agreement, and shall be complete and accurate in all material respects (except for those heretofore qualified by materiality, in which case, no additional standard of materiality shall be applied) as of the Closing Date as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date).

8.2           Performance of Covenants.  All of the covenants and obligations that Parent, Purchaser and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3           Documents.  The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)           a certificate executed by the Chief Executive Officer and Chief Financial Officer of each of Parent, Purchaser and Merger Sub certifying that the conditions set forth in Sections 8.1 and 8.2 have been duly satisfied;

(b)           an Employment Agreement between the Company and each key Employee identified by Purchaser on Schedule 7.7(a) hereto, in form and substance reasonably acceptable to the parties thereto, shall have been duly executed and delivered;

(c)           evidence of the transfer of the cash portion of the Closing Payment to the account of the Paying Agent identified in writing by the Paying Agent prior to the Closing;

(d)           irrevocable instructions from Parent to its transfer agent to promptly issue in the name of the Founder and send to the Paying Agent two share certificates representing the Founder Share Consideration in accordance with Section 1.9(a) hereof; and

(e)           the Escrow Agreement.

8.4           No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of the transactions contemplated by this Agreement illegal, which Legal Requirement shall not have been removed within (30) days of enactment.

Section 9.	TERMINATION.

9.1           Termination Events.  This Agreement may be terminated prior to the Closing:

(a)           By either the Company or Purchaser if a court of competent jurisdiction or other Governmental Body shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift) and such was not at the request of the party seeking termination of the Agreement, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

(b)           by Purchaser if the Closing has not taken place on or before September 27, 2011 (other than as a result of any failure on the part of Parent, Purchaser or Merger Sub to comply with or perform any covenant or obligation of Parent, Purchaser or Merger Sub set forth in this Agreement); or

(c)           by the Company if the Closing has not taken place on or before September 27, 2011 (other than as a result of the failure on the part of  the Company to comply with or perform any covenant or obligation set forth in this Agreement); or

(d)           by the mutual written consent of Purchaser and the Company; or

(e)           by Purchaser, if (i) the Company shall breach any representation, warranty, obligation or agreement hereunder such that the conditions referred to in Section 7.1 or Section 7.2 would not be satisfied and such breach shall not have been cured within seven (7) Business Days following written notice of such breach, provided that the right to terminate this Agreement by Purchaser under this Section 9.1(e) shall not be available where Parent, Purchaser or Merger Sub is at that time in breach of this Agreement, (ii) the board of directors of the Company shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or Purchaser or recommended, endorsed, accepted or agreed to an Acquisition Transaction (except with regard to Company Stock Options or pending Company Warrants set forth in Part 2.3 of the Disclosure Schedule) or shall have resolved to do any of the foregoing or the approval of the Shareholders of this Agreement or the Merger shall have been rescinded or invalidated, (iii) the Company or any of its respective officers, directors, employees or other agents, shall have failed to comply with Section 5.2 or (iv) there shall have been an event such that any of the conditions set forth in Section 7.1 would be incapable of being satisfied; or

(f)           by the Company, if (i) Parent, Purchaser or Merger Sub shall breach any representation, warranty, obligation or agreement hereunder such that the conditions referred to in Section 8.1 or Section 8.2 would not be satisfied and such breach shall not have been cured within seven (7) Business Days following written notice of such breach, provided that the right to terminate this Agreement by the Company under this Section 9.1(f) shall not be available where the Company is at that time in breach of this Agreement; (ii) the board of directors of Parent, Purchaser or Merger Sub shall have withdrawn or modified its recommendation of this Agreement or the Merger; or (iii) there shall have been an event such that any of the conditions set forth in Section 8.1 would be incapable of being satisfied;.

9.2         Termination Procedures.  If Purchaser wishes to terminate this Agreement pursuant to Section 9.1(a), Section 9.1(b) or Section 9.1(e), Purchaser shall deliver to the Company a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement.  If the Company wishes to terminate this Agreement pursuant to Section 9.1(a), Section 9.1(c) or Section 9.1(f), the Company shall deliver to Purchaser a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

9.3          Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 6.2 and 11 herein.

Section 10.	INDEMNIFICATION, ETC.

10.1       Survival of Representations, Etc.

(a)           The representations and warranties made by the Company (including the representations and warranties set forth in Section 2 and the representations and warranties of the Company set forth in any closing certificate) are deemed to be made on the date of this Agreement and at the Closing, and shall survive the Closing and shall expire on the 18-month anniversary of the Closing Date (the “Termination Date”); provided, however, that if, at any time prior to the Termination Date, any Parent Indemnitee delivers to the Shareholder Representative a written notice alleging the existence of an incompleteness of, inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Parent Indemnitee’s belief that such an incompleteness, inaccuracy or breach may exist) and asserting a claim for recovery based on such alleged incompleteness, inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved; provided, further, that notwithstanding the foregoing, the representations and warranties contained in Section 2.9 (Intellectual Property) (the “IP Representation”), as modified by the proviso contained in Section 10.5(viii), shall survive the Closing and the Termination Date and shall expire on the 30-month anniversary of the Closing Date; and provided, further, that notwithstanding the foregoing, the representations and warranties contained in Sections 2.1(a) (Due Organization), 2.1(e) (Investments), 2.3 (Capitalization), 2.14 (Tax Matters), 2.20 (Authority) and 2.23 (Brokers) (collectively, the “Special Representations”) shall survive the Closing and the Termination Date and shall expire on the expiration date of the applicable statute of limitations.

(b)           The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Parent Indemnitee, shall not be limited or otherwise affected by or as a result of either (i) any waiver of Closing conditions by Parent, Purchaser, Merger Sub or any of their Representatives, or (ii) any information furnished to, or any investigation made by or knowledge of, any of the Parent Indemnitees or any of their respective Representatives.

(c)           The representations and warranties made by Parent, Purchaser and Merger Sub (including the representations and warranties set forth in Section 3 and the representations and warranties of Parent, Purchaser or Merger Sub set forth in any closing certificate) shall survive the Closing and shall expire on the Termination Date; provided, however, that if, at any time prior to the Termination Date, the Shareholder Representative delivers to Purchaser a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Parent, Purchaser or Merger Sub (and setting forth in reasonable detail the basis for the Shareholder Representative’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved.

(d)           The representations, warranties, covenants and obligations of Parent, Purchaser and Merger Sub, and the rights and remedies that may be exercised by the Shareholder Representative, shall not be limited or otherwise affected by or as a result of either (i) any waiver of Closing conditions by the Company or any of its Representatives, or (ii) any information furnished to, or any investigation made by or knowledge of, the Company, the Shareholder Representative or any of their respective Representatives.

10.2         Indemnification.

(a)           From and after the Closing Date (but subject to Section 10.1(a)), the Participating Securityholders shall, severally and not jointly, indemnify and hold the Parent Indemnitees harmless from and against any Damages (as defined in Exhibit A) that are directly or indirectly suffered or incurred by any of the Parent Indemnitees (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:  (i)  any incompleteness of, inaccuracy in or breach of any representation or warranty by the Company set forth in Section 2 or elsewhere in this Agreement or in any closing certificate; (ii)  any failure to comply with, or breach of any covenant or obligation of the Company set forth in this Agreement or any of the Company’s obligations pursuant to the Merger; (iii) the matters set forth on Schedule 10.2 hereof; or (iv) any Legal Proceeding relating to any incompleteness, inaccuracy, failure or breach referred to above (including any Legal Proceeding commenced by any Parent Indemnitee for the purpose of enforcing any of its rights under this Section, 10.2 (collectively, “Section 10.2 Damages”); provided, however, that no Parent Indemnitee shall be entitled to any such indemnification in respect of Section 10.2 Damages unless and until the Damages sought by all Parent Indemnitees exceed two hundred fifty thousand U.S. Dollars ($250,000) in the aggregate (the “Basket”), whereupon indemnification may be sought by the Parent Indemnitees for the full extent of such Damages (including the first $250,000); provided, further, that the Basket shall not be applicable for the matters set forth on Schedule 10.2 hereof for (x) determining entitlement to any indemnification for such matters nor (y) aggregating such Damages with other Section 10.2 Damages to meet the Basket.

(b)           Any payment for Section 10.2 Damages the Participating Securityholders are obligated to make to a Parent Indemnitee shall be paid by release of funds from the Escrow Fund by the Paying Agent on the thirty-first Business Day after the date notice of any sums due and owing (the “Notice of Claim”) is given to the Shareholder Representative (with a copy to the Paying Agent pursuant to the terms of the Escrow Agreement) by the applicable Parent Indemnitee, subject to the agreement of the Shareholder Representative and the applicable Parent Indemnitee to release such funds on an earlier date in accordance with the terms of the Escrow Agreement or objection of the Shareholder Representative within 16 Business Days of receipt of the Notice of Claim, and shall accordingly reduce the amount in the Escrow Fund.  The Notice of Claim shall set forth in reasonable detail a description of the claim and amount of Damages.  The Shareholder Representative may object to the Notice of Claim by providing written notice of such objection to the applicable Parent Indemnitee within 16 Business Days after the delivery of the Notice of Claim (the “Notice of Escrow Objection”).  If the Shareholder Representative timely provides the Notice of Escrow Objection, then the parties shall confer in good faith for a period of up to 10 Business Days following Purchaser’s timely receipt of the Notice of Escrow Objection, in an attempt to resolve any disagreement, and any resolution by them shall be in writing and shall be final and binding.  If, after such 10 Business Day period, the Shareholder Representative and applicable Parent Indemnitee cannot resolve any such disagreement, then the parties shall resolve the disagreement in accordance with Section 11.7 hereof.

(c)           The Company acknowledges and agrees that, if the Surviving Corporation suffers, incurs or otherwise become subject to any Damages as a result of or in connection with any incompleteness of, inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of their rights as Parent Indemnitees) Purchaser and Parent shall also be deemed, by virtue of its direct or indirect ownership of the shares of the Company, to have incurred Damages as a result of and in connection with such incompleteness, inaccuracy or breach.

(d)           The Participating Securityholders shall not be required to indemnify any Parent Indemnitee for an aggregate amount of Section 10.2 Damages exceeding the Escrow Fund, as may be adjusted as set forth in Section 1.9 above, which shall be the sole and exclusive remedy for Parent Indemnitees for Section 10.2 Damages; provided, that any incompleteness of, inaccuracy in or breach of the IP Representation (except for any incompleteness of, inaccuracy in or breach of any of the IP Infringement Representations that would not have occurred had such representations been qualified by the Company's Knowledge) or the Special Representations shall be considered Section 10.5 Damages (as defined below).

(e)           Within ten days after the Termination Date (the “Escrow Release Date”), if the amount of cash remaining in the Escrow Fund exceeds the amount of any Section 10.2 Damages or Section 10.5 Damages set forth in a Notice of Claim that has not been fully resolved and paid prior to the Escrow Release Date (the “Unresolved Claims”), Purchaser and the Shareholder Representative shall deliver joint written instructions to the Paying Agent to disburse or cause to be disbursed to each Participating Securityholder from the Escrow Fund an amount equal to such Participating Securityholder’s Consideration Fraction of such remaining cash after reserving the amount of cash set forth in the Notice of Claim for the Unresolved Claims (it being understood that any amounts to be released in respect of any Option Amount shall be delivered by the Paying Agent to the Purchaser and Purchaser shall cause such amounts, less applicable withholding Taxes, to be disbursed to the applicable Optionholder).  Following the Escrow Release Date, if an Unresolved Claim is finally resolved, Purchaser and the Shareholder Representative shall deliver joint written instructions to the Paying Agent within three Business Days of such resolution to disburse or cause to be disbursed to each Participating Securityholder any remaining cash in the Escrow Fund in an amount equal to each Participating Securityholder’s Consideration Fraction of such remaining cash after reserving the amount of cash set forth in the Notice of Claim for any remaining Unresolved Claims (it being understood that any amounts to be released in respect of any Option Amount shall be delivered by the Paying Agent to the Purchaser and Purchaser shall cause such amounts, less applicable withholding Taxes, to be disbursed to the applicable Optionholder).

10.3        Defense of Third Party Claims.  In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, the Surviving Corporation, Parent, Purchaser or any other Person) with respect to which any of the Parent Indemnitees shall have the right to seek indemnification pursuant to this Section 10, Purchaser shall promptly notify the Shareholder Representative of such claim, and shall have the right to conduct the defense of such claim, provided, however, that any failure of Purchaser to notify the Shareholder Representative  shall not limit any of the rights of the Parent Indemnitees under this Section 10, except to the extent that such failure materially and adversely affects the Participating Securityholders’ interests in the matter, it being understood that a Notice of Claims in respect of a breach of a representation and warranty must be delivered prior to the expiration of any applicable survival period specified in Section 10.1 for such representation and warranty.  The reasonable costs of the defense of any such Legal Proceeding shall be considered Damages for which the Parent Indemnitees shall be entitled to seek indemnification under this Section 10, and the Shareholder Representative shall be entitled to participate in the defense of any such Legal Proceeding at the expense of the Participating Securityholders.  Notwithstanding the foregoing, Parent and/or Purchaser shall not settle any such claim or Legal Proceeding without the consent of the Shareholder Representative, such consent not to be unreasonably withheld; provided, however, that if the consent of the Shareholder Representative is so obtained, such settlement of any such claim or Legal Proceeding shall alone be determinative of the amount of the claim and neither the Shareholder Representative nor any person who has a beneficial interest therein shall have any power or authority to object under any provision of this Section 10 to the amount of any demand by Parent or Purchaser with respect to such settlement.

10.4        Exercise of Remedies by Third Parties.  No Person who is not a party to this Agreement (or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the applicable party (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.5        Indemnification for Other Matters.  In addition to and not by way of limitation of the rights of the Parent Indemnitees elsewhere under this Section 10, the Participating Securityholders shall, severally and not jointly, indemnify and hold the Parent Indemnitees harmless from and against all Damages incurred in connection with:  (i) any Transaction Costs incurred or paid by the Company that were not deducted from the Closing Payment pursuant to Section 1.9(a); (ii) any Damages arising out of the procedures, including Legal Proceedings, relating to resolving the claims of Dissenting Shares, and all payments with respect to any Dissenting Share in excess of the applicable Holder Share Amount; (iii) to the extent not covered in clause (ii) above, any Legal Proceeding with a Shareholder, Warrantholder, Optionholder, Employee or former shareholder, warrant holder, option holder, or employee of the Company or any other Person, seeking to assert, or based upon, ownership or rights to ownership of any Company Capital Stock or that he, she or it is entitled to any consideration (or additional consideration) pursuant to this Agreement or any transaction contemplated hereby; (iv) any amounts payable under Section 10 hereof pursuant to Section 1.13(g) hereof (Contingent Payment); (v) any Taxes for which the Company is or becomes liable for any transactions effected prior to the Closing or for any Tax period ending on or before the Closing Date; (vi) any amounts that are paid to any present or former officers, directors or employees of the Company pursuant to any indemnification provisions under the Charter Documents as in effect on the date of this Agreement and pursuant to any indemnification agreements listed on Part 2.18 of the Disclosure Schedule, with respect to claims arising out of matters occurring at or prior to the Closing; (vii) any fraud of the Company or its officers, directors or employees in connection with this Agreement, the Merger or the other transactions contemplated hereby; (viii) any incompleteness of, inaccuracy in or breach of the IP Representation or any Special Representation, provided that, (A) after the Termination Date, the IP Infringement Representations (as defined below) shall be deemed to be qualified by the Company's Knowledge and (B) until the Termination Date, any incompleteness of, inaccuracy in or breach of any of the IP Infringement Representations that would not have occurred had such representations been qualified by the Company's Knowledge shall be considered Section 10.2 Damages; and (ix) any Legal Proceeding, including Legal Proceedings commenced by any Parent Indemnitee for the purpose of enforcing its rights under this Section 10.5 (all such indemnified matters constituting, together, the “Section 10.5 Damages). The term "IP Infringement Representations" shall mean the representations and warranties of the Company set forth in the second sentence of Section 2.9(b) and, to the extent they relate to the violation, infringement or misappropriation of Intellectual Property Rights of a third party, the first sentence of Section 2.9(b) and the last sentence of Section 2.9(g).

10.6        Purchase Price.  Any payments made to a Parent Indemnitee pursuant to this Section 10 shall be treated as an adjustment to the purchase price paid to the Participating Securityholders for Tax purposes.

10.7        Shareholder Liability.

(a)           No Participating Shareholder, Optionholder or Warrantholder shall be liable for indemnification under Section 10 in excess of the Merger Consideration payable to it pursuant to this Agreement, including any amounts held in the Escrow Fund (other than for any fraud committed by such Participating Securityholder).  Subject to Section 10.7(d), any Parent Indemnitees shall recover the amount of indemnification to which it may be entitled pursuant to Section 10 (whether or not involving a third party claim) initially from the Escrow Fund, which shall be the sole and exclusive remedy for Parent Indemnitees for indemnification for Section 10.2 Damages.  If the Escrow Fund has been exhausted, any Parent Indemnitee shall then recover the amount of indemnification for Section 10.5 Damages by way of reduction of the amount of the Deferred Payment and/or the Contingent Payment payable by Purchaser pursuant to this Agreement.  Thereafter, the Participating Securityholders shall indemnify, severally and not jointly, the Parent Indemnitees based on each Participating Securityholder's Consideration Fraction.  If the total amount paid by the Participating Securityholders shall not have fully satisfied the indemnification obligations owing to the Parent Indemnitees hereunder, the Preferred Holders shall indemnify, severally and not jointly, the Parent Indemnitees based on each Preferred Holder’s Consideration Fraction for Preferred Stock; provided that the Preferred Holders shall have no liability to indemnify the Parent Indemnitees hereunder until and if the Participating Securityholders shall have first satisfied at least 80% of their aggregate indemnification obligations hereunder.  Once the indemnification obligations payable hereunder to the Parent Indemnitees shall have been determined by agreement with the Shareholder Representative, or pursuant to Section 11.7 hereof, such determination shall be binding on all the Participating Securityholders and Preferred Holders.  If any Participating Securityholders shall default, in whole or in part, on their respective indemnification obligations hereunder (the amounts of such payment defaults, the "Default Amounts"), and the Preferred Holders shall have satisfied the indemnification obligations payable to the Parent Indemnitees hereunder in full, the Preferred Holders shall be entitled to collect the applicable Default Amounts from the defaulting Participating Securityholders, severally and not jointly.  Following the Closing, no Participating Securityholder or Preferred Holder shall be entitled to contribution or any other payments from the Company for any indemnification obligations that such Participating Securityholder or Preferred Holder is obligated to pay hereunder. For any indemnification payable out of the Merger Consideration for the Founder, the Founder shall pay its indemnification obligations to the Parent Indemnitees at the same ratio of the Merger Consideration allocated to the Founder (ninety percent (90%) cash and ten percent (10%) in the form of Parent Shares), the number of which Parent Shares shall be determined by dividing (x) the amount of Damages to be paid by the Founder by (y) the Market Value of the Parent Shares).

(b)           Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, no Participating Securityholder or Preferred Holder shall be liable for indemnification for Damages under this Section 10 related to or arising from (i) the value, condition, or diminution of any Tax asset (e.g. net operating loss carry forward or tax credit carry forward) of the Company or (ii) the ability of Parent, Purchaser or the Surviving Corporation or their Affiliates to utilize any such Tax asset for any taxable period commencing after the Effective Time.

(c)           Damages in each case shall be net of the amount of any Tax Benefit actually realized by any Parent Indemnitee.  For purposes of the preceding sentence, a “Tax Benefit” shall mean an actual net reduction in the amount of Taxes required to be paid by such Parent Indemnitee below the amount of Taxes that it would have been required to pay but for the deductibility of such Damages and such reduction occurs within one year after such Damages were incurred by such Parent Indemnitee. Accordingly, any payment under this Section 10 shall initially be made without regard to this subsection. The amount of any reduction hereunder shall be adjusted to reflect the final determination with respect to such Parent Indemnitee’s liability for Taxes, if applicable.

(d)           The Damages incurred or suffered by a Parent Indemnitee shall be reduced by (i) the amount of any related insurance proceeds actually received by such Parent Indemnitee or its Affiliates in connection with the corresponding claim (net of Parent’s reasonable estimate of the present value of any increases in insurance premiums resulting from such claim) and (ii) any other compensatory payments actually received by such Parent Indemnitee or its Affiliates from any other Persons by way of subrogation, indemnification, guarantee or similar mechanism with respect to the Damages for which indemnification is claimed.  If any amount referenced in this Section 10.7(d) is actually received after the related indemnification payment has been made, then the related Parent Indemnitee shall remit such amounts to the Paying Agent for distribution to the Participating Securityholders.

10.8        Remedies.  From and after the Closing, the rights of the parties under this Section 10 shall be the exclusive remedy of the Parent Indemnitees from and after the Effective Time for any claims arising under this Agreement, including claims of breach of any representation, warranty or covenant in this Agreement. Notwithstanding the above, any Parent Indemnitee shall be (a) entitled to seek any available remedy of law or equity (including rescission or restitution) with respect to fraud and willful misconduct, (b) entitled to seek injunctive relief to enjoin the breach, or threatened breach, of any provision of this Agreement, and (c) entitled to seek the equitable remedy of specific performance in connection with this Agreement.

Section 11.	MISCELLANEOUS PROVISIONS.

11.1         Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

11.2         Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.3         Fees and Expenses. Whether or not the Merger is consummated, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with this Agreement and the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted with respect to the other party’s business (and the furnishing of information to in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, as well as the related letter of intent, and (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions (collectively, “Transaction Costs”).

11.4         Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by courier or express delivery service, by electronic mail or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent, Purchaser or Merger Sub:

IncrediMail Ltd.
HaNechoshet Street
Tel Aviv, Israel 69710
Facsimile: +972- (3) 644 5502
Email: josef@incredimail.com
Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Goldfarb Seligman & Co.
Electra Tower
98 Yigal Alon Street
Tel-Aviv 67891, Israel
Facsimile:  + 972 (3) 521 2212
Attention: Adam M. Klein, Adv.
Email: adam.klein@goldfarb.com

and

Summit Law Group, PLLC
315 Fifth Avenue South, Suite 1000
Seattle, Washington 98104
Facsimile: (206) 676-7065
Attention: Mark Worthington, Esq.
Email: markw@summitlaw.com

if to the Shareholder Representative:

Shareholder Representative Services LLC
601 Montgomery Street, Suite 2020
San Francisco, CA 94111
Facsimile: (415) 962-4147
Telephone: (415) 367-9400
Attention: Managing Director
Email: deals@shareholderrep.com

with a  copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati
701 Fifth Avenue, Suite 5100
Seattle, Washington, 98104
Facsimile:  206-883-2699
Attention: Craig E. Sherman, Esq.
Email: CSherman@wsgr.com

if to the Company:

Smilebox, Inc.
15809 Bear Creek Parkway, Suite 320
Redmond, Washington 98052
Facsimile: (425) 881-9625
Attention: Chief Executive Officer
Email: andrew@smilebox.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati
701 Fifth Avenue, Suite 5100
Seattle, Washington, 98104
Facsimile:  206-883-2699
Attention: Craig E. Sherman, Esq.
Email: CSherman@wsgr.com

or such other address with respect to a party as such party shall notify each other party in writing as above provided.  Any notice sent in accordance with this Section 11.4 shall be effective (i) if mailed, seven (7) Business Days after mailing, (ii) if sent by messenger, upon delivery, (iii) if sent by overnight courier, two (2) Business Days after mailing, and (iv) if sent via telecopier or email, when sent, with an acknowledgment of sending being produced by the sending facsimile machine or computer, as applicable,  or (if sent on a non-Business Day) on the first Business Day following the acknowledgement of sending.

11.5        Headings.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.6        Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.7        Dispute Resolution.

(a)           Except as otherwise provided in this Agreement, all disputes arising directly under this Agreement or the grounds for termination thereof, including whether any payments may be due under this Agreement, shall be resolved as follows.  Representatives of both parties shall meet to attempt to resolve any such dispute.  If the dispute cannot be resolved by such meeting, either party may make a written demand to the other party or parties for formal dispute resolution and specify therein the scope of the dispute.  The parties hereby agree to submit to binding arbitration by a single arbitrator selected by the parties and administered by the American Arbitration Association and shall take place in New York, New York.  The parties agree that arbitration shall be the sole, exclusive and final remedy for any disputes arising directly under this Agreement.  Within thirty (30) days after such written notification, the parties agree to meet for one day with an impartial mediator.  Accordingly, the parties may not pursue court action regarding any dispute arising directly under this Agreement.

(b)           Notwithstanding the provisions of Section 11.7(a), each party shall have the right, without the requirement of first seeking a remedy through any dispute resolution alternative (including mediation or arbitration) that has been agreed upon, to seek preliminary injunctive or other equitable relief in the event that such party determines that eventual redress through the dispute resolution alternative will not provide a sufficient remedy for any violation of this Agreement by the other party.

11.8        Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE EXCLUSIVELY INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF; PROVIDED, HOWEVER, THAT MATTERS INVOLVING THE PROCEDURES OF THE MERGER (INCLUDING DISSENTING RIGHTS) SHALL BE GOVERNED BY THE WBCA.

(b)           The parties hereby irrevocably exclusively submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the City of New York for the purpose set forth in Section 11.7(b).

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT ANCILLARY THERETO OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DOCUMENT ANCILLARY THERETO.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (2) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (4) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9        Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The Company may not assign any of its rights under this Agreement to any other Person without obtaining first the written consent of Purchaser.  Parent, Purchaser or Merger Sub may not assign any of their respective rights under this Agreement to any other Person without obtaining first the written consent of the Company.

11.10    Remedies.  The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.  Such remedies, and any other rights and remedies provided in this Agreement, are in addition to such other rights and remedies available under applicable law.

11.11    Waiver.

(a)           failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.12    Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, Purchaser, Merger Sub, the Company and the Shareholder Representative, provided that, with respect to provisions not relating directly to the Shareholder Representative, the consent of the Shareholder Representative shall not be unreasonably withheld.

11.13    Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.14    Parties in Interest.  Except for the provisions of Section 10, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

11.15     Construction.

(a)           For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

11.16     Conflict Waiver.  Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that the Company is the client of Wilson Sonsini Goodrich & Rosati (the “Firm”).  After the Closing, it is possible that the Firm will represent the Participating Securityholders, the Shareholder Representative and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with matters related to this Agreement or the Escrow Agreement, including, without limitation, matters related to the Escrow Fund and any claims related thereto pursuant to this Agreement.  Parent, Purchaser and the Company hereby agree that the Firm (or any successor) may represent the Seller Group in the future in connection with matters related to this Agreement or the Escrow Agreement and any claims that may be made thereunder pursuant to this Agreement.  The Firm (or any successor) may serve as counsel to Seller Group or any director, member, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Escrow Agreement or the transactions contemplated by this Agreement or the Escrow Agreement, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom.  Each of the parties hereto acknowledges that such consent and waiver is voluntary, has been carefully considered and the parties have consulted with counsel or been advised they should do so in connection with this waiver and consent.

Section 12.	SHAREHOLDER REPRESENTATIVE

12.1       Power of Attorney.  Effective as of the date hereof, for purposes of this Agreement, each Participating Securityholder, without any further action on the part of any such Participating Securityholder, shall be deemed to have consented to the appointment of Shareholder Representative Services LLC as the Shareholder Representative, as the attorney-in-fact for and on behalf of such Participating Securityholder, and the taking by the Shareholder Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement and the Escrow Agreement, including without limitation: (i) to execute this Agreement and the Escrow Agreement in the capacity of Shareholder Representative; (ii) to give and receive notices and communications; notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Participating Securityholders; (iii) to approve or object to disbursements by the Payment Agent of the Escrow Fund in satisfaction of indemnification claims by Parent or any Parent Indemnitee, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims relating to the Escrow Fund; (iv) to enforce the rights of the Participating Securityholders to receive the Merger Consideration from Purchaser following the Effective Time; and (v) to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Each Participating Securityholder hereby agrees to receive correspondence from the Shareholder Representative, including in electronic form.

12.2        Decision Binding. A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all the Participating Securityholders and shall be final, binding and conclusive upon each of such Participating Securityholders, and Parent, Purchaser, Merger Sub, the Surviving Corporation, the Paying Agent and the Company may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of every such Participating Securityholder.  Each of Parent, Purchaser, Merger Sub, the Surviving Corporation, the Paying Agent and the Company is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Shareholder Representative.

12.3       Replacement of Shareholder Representative.  The Shareholder Representative may be removed by the Shareholders representing a majority in interest of the Shareholders (based on the number of shares of Common Stock on an as-converted basis held by them, as set forth on the Signing Spreadsheet or, if delivered, the Closing Spreadsheet) (the “Required Shareholders”) upon not less than 10 days’ prior written notice to the other parties hereto (including the Paying Agent), which notice shall be accompanied with an instrument executed by a substitute agent accepting the position of a Shareholder Representative. In the event of a dissolution of the Shareholder Representative, resignation, or any other vacancy in its position, the Required Shareholders may appoint a substitute agent upon not less than 10 days’ prior written notice to the other parties hereto (including the Paying Agent), which notice shall be accompanied with an instrument executed by a substitute agent accepting the position of a Shareholder Representative. After the end of such prior notice period, the successor Shareholder Representative shall, without further acts, be vested with all the rights, powers, and duties of the predecessor Shareholder Representative as if originally named as Shareholder Representative.  If the position of Shareholder Representative shall be vacant for more than 30 days, Parent or Purchaser may file a petition to a court of competent jurisdiction to appoint a successor to such position.  The Shareholder Representative may not be an employee of the Company, Parent, Purchaser, any Parent Indemnitee or any of their respective Affiliates.

12.4        Protection of Shareholder Representative.   The Shareholder Representative will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or bad faith.  In all questions arising under this Agreement, the Shareholder Representative may rely on the advice of counsel, and the Shareholder Representative will not be liable to Participating Securityholders or Preferred Holders for anything done, omitted or suffered in good faith by the Shareholder Representative based on such advice.  The Participating Securityholders and Preferred Holders shall, severally and not jointly, indemnify, defend and hold the Shareholder Representative and its members, managers, employees, successors and assigns harmless from and against any loss, damage, tax, liability and expense (collectively, “Representative Losses”) that may be incurred by the Shareholder Representative arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties, except as caused by the Shareholder Representative’s willful misconduct or bad faith, including the legal costs and expenses of defending such Shareholder Representative against any claim or liability in connection with the performance of the Shareholder Representative’s duties.  If not paid directly to the Shareholder Representative by the Participating Securityholders and Preferred Holders, any such Representative Losses may be recovered by the Shareholder Representative from (i) initially the funds in the Representative Fund (as defined below), (ii) if the funds from the Representative Fund have been exhausted, then from the amounts in the Escrow Fund otherwise distributable to the Participating Securityholders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Shareholder Representative to the Escrow Agent, and (iii) if the funds from the Escrow Funds have been exhausted then from any Deferred Payment or Contingent Payment actually payable to the Participating Securityholders pursuant to written instructions delivered by the Shareholder Representative to Purchaser or the Paying Agent, as the case may be; provided, that while this section allows the Shareholder Representative to be paid from the Representative Fund, the Escrow Fund, a Deferred Payment or a Contingent Payment, this does not relieve the Participating Securityholders and Preferred Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholder Representative from seeking any remedies available to it at law or otherwise.  Any payment by Purchaser to the Shareholder Representative pursuant to the written instructions of the Shareholder Representative shall be considered for purposes of this Agreement to have been paid to the Participating Securityholders or the Preferred Holders, as the case may be.  The liability of the Participating Securityholders shall be allocated pro rata based on their respective Consideration Fractions.  The Preferred Holders shall have no liability to indemnify the Shareholder Representative hereunder until the Participating Securityholders shall have first satisfied their obligations hereunder up to 80% of the aggregate Merger Consideration payable to all Participating Securityholders.  Thereafter, any excess Representative Losses shall be allocated pro rata among the Preferred Holders based on their respective Consideration Fraction for Preferred Stock up to the aggregate of the Total Preferred Share Amount. If there are any excess Representative Losses thereafter, the liability shall be allocated pro rata among the Participating Securityholders and the Preferred Holders based on the Merger Consideration payable under this Agreement.

12.5       Reimbursement of Shareholder Representative’s Expenses.  Each Participating Securityholder and Preferred Holder agrees to reimburse the Shareholder Representative for its pro rata portion of all reasonable out-of-pocket expenses incurred by the Shareholder Representative in the performance of its duties hereunder (including but not limited to any attorney’s fees and costs incurred in connection with the Shareholder Representative’s duties pursuant to this Agreement) based on their respective Consideration Fraction and Consideration Fraction for Preferred Stock, as applicable, in accordance with the priority set forth in Section 12.4 above.  A portion of the Closing Payment in cash in the amount of fifty thousand U.S. Dollars ($50,000) shall be set aside from the Closing Payment to cover the expenses incurred by the Shareholder Representative (the “Representative Fund”), which shall be wired to SRS by the Paying Agent upon the Closing of the Merger, and which shall be held by the Shareholder Representative as agent and for the benefit of the Participating Securityholders in a segregated client bank account and shall be used for the purposes of paying directly, or reimbursing the Shareholder Representative for, any third party expenses pursuant to this Agreement.  The Shareholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Participating Securityholders shall not receive interest or other earnings on the Representative Fund and the Participating Securityholders irrevocably transfer and assign to the Shareholder Representative any ownership right that they may have in any interest that may accrue on funds held in the Representative Fund.  The Participating Securityholders acknowledge that the Shareholder Representative is not providing any investment supervision, recommendations or advice.  The Shareholder Representative shall have no responsibility or liability for any loss of principal of the Representative Fund other than as a result of its willful misconduct or bad faith. For tax purposes, the Representative Fund shall be treated as having been received and voluntarily set aside by the Participating Securityholders at the time of Closing. The parties agree that SRS is not acting as a withholding agent or in any similar capacity in connection with the Representative Fund. Each Participating Securityholder agrees that Representative Losses may be deducted by the Shareholder Representative from the Representative Fund.  Any remaining amount in the Representative Fund upon the completion of the Shareholder Representative’s duties hereunder shall be distributed to the Paying Agent for distribution to the Participating Securityholders based on each Participating Securityholder’s Consideration Fraction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

INCREDIMAIL LTD.

By:
Name:
Title:

INCREDIMAIL, INC.

By:
Name:
Title:

SEDER MERGER, INC.

By:
Name:
Title:

SMILEBOX, INC.

By:
Name:
Title:

FOUNDER

Name: Andrew Wright

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Shareholder Representative

By:
Name:
Title: Managing Director

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Accounts Receivable.  “Accounts Receivable” shall mean all accounts receivable, including without limitation, all trade accounts receivable, notes receivable, from customers, vendor credits and accounts receivable from employees and all other obligations from customers with respect to sales of goods or services by the Company.

Acquisition Transaction.  “Acquisition Transaction” shall mean any transaction involving:

(a)   the sale, license, disposition or acquisition of all or a material portion of the Company’s business or assets;

(b)   the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than Common Shares issued to employees of the Company upon exercise of options), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (iii) any other security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

(c)   any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Affiliate.  An “Affiliate” of a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.  For this purpose, “control,” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Agreement.  “Agreement” shall mean the Agreement to which this Exhibit A is attached (including the Disclosure Schedule and other Schedules and Exhibits thereto), as it may be amended from time to time.

Business Day. “Business Day” shall mean any day other than Friday, Saturday, Sunday or a day on which commercial banks in the State of Washington and/or the State of Israel are required or authorized by law to remain closed.

Company Warrant.  “Company Warrant” shall mean any warrant of the Company convertible into Shares.

Consent.  “Consent” shall mean any permit, authorization, approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Consideration Fraction.  “Consideration Fraction” as to any Shareholder or Optionholder or Warrantholder shall mean a fraction obtained by dividing (1) such holder’s Holder Share Amount (excluding the Holder Preferred Share Amount) by (2) the Total Share Amount (excluding the Total Preferred Share Amount).

Consideration Fraction for Preferred Stock.  “Consideration Fraction for Preferred Stock” as to any Shareholder or Warrantholder shall mean a fraction obtained by dividing (1) such holder’s Holder Preferred Share Amount by (2) the Total Preferred Share Amount.

Contract.  “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, promise, understanding, instrument, obligation, license, arrangement, permit, concession, franchise, purchase order, sales order contract, note, bond, warranty, mortgage, indenture, deed of trust, loan, credit agreement, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Currently Proposed to be Conducted.  “Currently Proposed to be Conducted” shall mean the Company’s first release of each of the Smilebox for iPhone product and the Print and Ship to Home service for PC and Mac computers, but excluding in all cases the Search Functionality.

Damages.  “Damages” shall include any loss, damage (including incidental damages but excluding consequential damages), injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

Disclosure Schedule.  “Disclosure Schedule” shall mean the schedule titled “Disclosure Schedule” (dated as of the date of the Agreement) delivered to Parent, Purchaser and Merger Sub on behalf of the Company.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, conditional and installment sale agreement, option, right of first refusal, preemptive right, call, community property interest or restriction of any nature (including any restriction on the voting of any security (including voting trust and voting agreement), any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).  The grant of a non-exclusive license, in itself, under or to the Company Intellectual Property shall not be considered to be an Encumbrance, unless the Contract containing such license grant contains other terms that would be considered to be an Encumbrance.

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company), firm or other enterprise, association, organization or entity.

Escrow Agreement.  “Escrow Agreement” shall mean the Escrow Agreement among Parent, Purchaser, the Company, the Shareholder Representative and the Paying Agent to be entered into on or prior to the Closing Date in connection with this Agreement.

Exchange Act.  “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

Family Member. “Family Member” shall mean, in respect of a natural Person, (i) a spouse of such Person, (ii) a descendant of such Person or of a such Person’s spouse, (iii) such Person’s antecedent, (iv) such Person’s brother or sister or (v) a spouse of any of the Persons referred to in clauses (ii), (iii), (iv) or (v) above.

Founder.  “Founder” shall mean Andrew Wright.

Fully Diluted Basis.  “Fully Diluted Basis” shall mean all issued and outstanding shares of common stock, preferred stock and other kinds of capital stock or voting securities, with all convertible and exercisable securities (or other rights to acquire capital stock) deemed converted or exercised, as the case may be, into shares of capital stock in accordance with their terms, whether or not then currently vested, exercisable, exchangeable or convertible.

GAAP.  “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

Governmental Authorization.  “Governmental Authorization” shall mean any:  permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body.  “Governmental Body” shall mean any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Knowledge.  “Knowledge” shall mean information or matters of which the Company’s principal executive officer, principal financial officer or principal technology officer actually know or should have reasonably known given the nature of his or her duties in the Company; provided, however, that with respect to Intellectual Property and Intellectual Property Rights, the term “should have reasonably known” does not require the Company, or any of the foregoing officers, to conduct, have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark, or other Intellectual Property Rights or Intellectual Property clearance searches, and Company will not be imputed to have knowledge of any third party patents, trademarks or other Intellectual Property Rights or Intellectual Property that were not actually known by the foregoing officers but that would have been revealed by such inquiries, opinions or searches.

Legal Proceeding.  “Legal Proceeding” shall mean any claim, action, suit, litigation, arbitration, complaint, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Market Value.  “Market Value” of any Parent Shares shall mean (i) the average closing market price per Parent Share on the NASDAQ Stock Market for the ten (10) trading days immediately preceding the Closing Date multiplied by (ii) such Parent Shares.

Material Adverse Effect.  A “Material Adverse Effect” on an Entity shall mean (i) a material adverse effect on the business, operations, assets, liabilities, prospects, condition (financial or otherwise) or financial performance or results of such Entity and its subsidiaries, taken as a whole or (ii) any change, circumstance, development, state of facts, event or effect that prevents or materially impedes, interferes with, hinders or delays the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall be taken into account in determining whether there has been a “Material Adverse Effect”: (1) the effects of changes that are generally applicable to the industry in which the Company operates, provided that the Company is not materially disproportionately adversely affected thereby relative to other industry participants, (2) the effects of changes that are generally applicable to the economy in the United States, provided that the Company is not materially disproportionately adversely affected thereby relative to other industry participants, (3) any effects or changes directly resulting from the public announcement of this Agreement, the transactions contemplated hereby or the consummation of such transactions, (4) the effects of the performance by the parties hereto of their respective obligations under this Agreement or the effects of not taking any action prohibited by the terms hereof, (5) regulatory or political conditions, or securities markets in the United States or worldwide or any outbreak of hostilities, terrorist activities or war, or any material worsening of any hostilities, activities or war underway as of the date hereof, provided that the Company is not materially disproportionately adversely affected thereby relative to other industry participants, or (6) any change in Legal Requirement, provided that the Company is not materially disproportionately adversely affected thereby relative to other industry participants.

Net Value.  “Net Value” shall mean the excess, if any, of the Common Amount, as adjusted, over the exercise price of a Company Stock Option or Company Warrant, as applicable.

Optionholder.  “Optionholder” shall mean any Person holding a Company Stock Option.

Parent Indemnitees.  “Parent Indemnitees” shall mean each of Parent, Purchaser, the Surviving Corporation, Merger Sub, the successors and assigns of each of the foregoing and the Representatives of each of the forgoing.

Parent Shares.  “Parent Shares” shall mean ordinary shares, par value NIS 0.01 per share, of the Parent.

Permitted Encumbrance.  “Permitted Encumbrance” shall mean Encumbrances for Taxes not yet due and payable, that arise in the ordinary course of business or that do not materially impact the Company’s ownership or use of its property or assets.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Preferred Warrant.  “Preferred Warrant” shall mean the warrant of the Company, held by Best Buy Stores, L.P., convertible into 163,200 Series B Preferred Shares, to the extent the Series B Preferred Shares are not converted into Common Shares prior to the Effective Time.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Subsidiary” shall mean any Person of which (i) a majority of the outstanding share capital, voting securities, economic interests or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

Tax. “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Body responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

Tax Returns.  “Tax Returns” shall mean returns, reports and information statements with respect to Tax required to be filed by or on behalf of the Company with the U.S. Internal Revenue Service and any other taxing authority domestic or foreign.

Transaction Cost Amount. “Transaction Cost Amount” shall mean the aggregate amount of Transaction Costs of the Company whether paid or accrued prior to or after the Effective Time, including without limitation, the Transaction Costs payable to the Shareholder Representative (excluding the Representative Fund paid out of the Closing Payment), Wilson Sonsini Goodrich & Rosati and Moss Adams LLP (including 50% of its fee for conducting a review of the Interim Financial Statements and its entire fee for conducting a FIN 48 analysis), the fee of the independent firm that Purchaser will retain (which selection of the firm is subject to the consent of the Company, not to be  unreasonably withheld) to conduct a valuation of the intangible assets acquired by the Company from Preclick Corporation (which the parties will endeavor to conclude no later than September 30, 2011), 50% of the fees and expenses of the Paying Agent, and the cost of the “tail” insurance policy and any related professional fees in accordance with Section 6.10(c) hereof, as such amounts are set forth on the Transaction Costs Certificate.

Transaction Costs Certificate. “Transaction Costs Certificate” shall mean a certificate executed by the principal financial officer of the Company dated as of the Closing Date, certifying the Transaction Cost Amount (including an itemized list of each Transaction Cost with a description of the nature of such expense and the Person to whom such expense was or is owed).  The Transaction Costs Certificate shall include a representation of the Company, certified by the principal financial officer of the Company, that such certificate includes all of the Transaction Costs paid or payable at any time prior to, at or following the Closing, it being the expressed intent of the parties hereto that to the maximum extent possible all the Transaction Costs be deducted in the calculation of the Merger Consideration and that there be no Transaction Costs to be indemnified pursuant to Section 10.5 hereof.

Warrantholder.  “Warrantholder” shall mean any Person holding a Company Warrant.